   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1997
                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                    C3, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

          NORTH CAROLINA                          3915                            56-0308470
   (State or Other Jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)            Identification No.)

                       3800 GATEWAY BOULEVARD, SUITE 310
                             MORRISVILLE, NC 27560
                                 (919) 468-0399
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Office)
                             ---------------------
                                 JEFF N. HUNTER
                                   PRESIDENT
                                    C3, INC.
                       3800 GATEWAY BOULEVARD, SUITE 310
                             MORRISVILLE, NC 27560
                                 (919) 468-0399
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   COPIES TO:

                DEBORAH H. HARTZOG                                    DEBRA K. WEINER
       WOMBLE CARLYLE SANDRIDGE & RICE, PLLC                    GROVER T. WICKERSHAM, P.C.
               2505 MERIDIAN PARKWAY                               430 CAMBRIDGE AVENUE
                     SUITE 300                                           SUITE 100
         RESEARCH TRIANGLE PARK, NC 27713                           PALO ALTO, CA 94306
                  (919) 484-2311                                      (650) 323-6400

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. []
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
       TITLE OF EACH CLASS                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
         OF SECURITIES TO              AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING         REGISTRATION
          BE REGISTERED                REGISTERED(1)          PER UNIT(2)               PRICE(2)                  FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock......................  2,300,000 shares              $15                 $34,500,000              $10,455.00
Representative's Warrants(3)......    200,000 shares             .0001                         20                    0.01
Common Stock(4)...................    200,000 shares               18                   3,600,000                1,091.00
         Totals...................                                                    $38,100,020              $11,546.00
==============================================================================================================================

(1) Includes 300,000 shares of Common Stock which the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any. See "Underwriting."
(2) Estimated solely for purposes of calculation of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3) In connection with the sale of the shares of Common Stock, the Registrant is granting to the Representative warrants to purchase 200,000 shares of Common Stock (the "Representative's Warrants").
(4) Issuable upon exercise of the Representative's Warrants.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1997
                                2,000,000 SHARES

                                     [LOGO]

                                    C3, INC.

                                  COMMON STOCK

     All of the shares of Common Stock, no par value ("Common Stock"), of C3, Inc. ("C3" or the "Company") offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $15.00 per share. For information relating to the factors considered in determining the initial offering price, see "Underwriting."

     At the request of the Company, the Underwriters have reserved approximately 100,000 of the shares of Common Stock offered by the Company hereby for sale at the initial public offering price to directors, officers, employees and certain individuals associated with the Company, its directors, its officers or its employees. See "Underwriting."

     The Company has applied to have its Common Stock approved for quotation on the Nasdaq National Market under the symbol "CTHR."

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================================================
                                                PRICE TO               UNDERWRITING             PROCEEDS TO
                                                 PUBLIC                DISCOUNT(1)               COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Share..............................            $                        $                        $
------------------------------------------------------------------------------------------------------------------
Total(3)...............................            $                        $                        $
==================================================================================================================

(1) Excludes a non-accountable expense allowance payable to Paulson Investment Company, Inc., the representative (the "Representative") of the several underwriters named herein (the "Underwriters"), equal to 1% of the total price to the public of the shares being offered hereby. The Company has agreed to issue to the Representative warrants (the "Representative's Warrants") to purchase up to 200,000 shares of Common Stock for $
    per share (120% of the initial public offering price of the shares offered hereby). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $900,000, including the Representative's non-accountable expense allowance.
(3) The Company has granted the Underwriters a 45-day option to purchase up to 300,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any (the "Over-allotment Option"). If the Over-allotment Option is exercised in full, the Price to Public,
    Underwriting Discount and the Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                             ---------------------

     The shares of Common Stock are offered by the several Underwriters, subject to receipt and acceptance by them, to prior sale and to their right to reject orders in whole or in part. It is expected that delivery of certificates for the shares will be made against payment therefor in New York City on or about
            , 1997.
                             ---------------------

                        PAULSON INVESTMENT COMPANY, INC.

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                 DESCRIPTION OF FOLDOUT FACING FRONT COVER PAGE

     The background of this graphic consists of a photograph of grayish brown slate taken at close range. In the upper left hand corner, in three lines and white lettering, are the words "THE HARDNESS, THE BRILLIANCE, THE FIRE YOU EXPECT . . .", and in the bottom right hand corner are the words, in two lines and white lettering, ". . . FROM AN UNEXPECTED NEW SOURCE." Scattered across the mid-range of the graphic are eight loose lab-created moissanite gemstones, all produced by the Company. Beneath this picture are the words "A sample of the Company's promotional materials." Beneath this caption appears the Company's name in its trademark stylized name logo, consisting of a large capital C, similarly sized 3, with a geometric diamond shape to the right of, and intersecting, the numeral "3". In the logo, the word "Inc." appears to the right of the geometric diamond shape.

                 DESCRIPTION OF INSIDE FRONT COVER PAGE FOLDOUT

     The inside front cover page foldout consists of a large single photograph. The background of this graphic consists of a photograph of grayish brown slate taken at close range. In the top middle of the graphic appears the Company's trademark stylized moissanite gemstones logo. The logo consists of a black box in which the word "MOISSANITE" appears in large silver capital letters, traversed by an orange arc ending with a burst of light rays at the bottom right corner of the box. The logo also includes the word "GEMSTONES" appearing underneath the box in white capital letters approximately one-third of the size of the letters used in "MOISSANITE." Underneath this logo are the words "CREATED BY" in white capital letters approximately two-thirds of the size of the letters used in "GEMSTONES" and the Company's stylized name logo, as described above. Throughout the mid range of this page appear pictures of the Company's lab-created gemstones. The photograph features a total of 13 loose lab-created gemstones, one of which is held by jeweler's tweezers, and a total of 8 lab-created gemstones set in the following jewelry: two pairs of earrings, two pendant necklaces, and one ring. In the bottom middle of this graphic appear the following words in white lettering: "This jewelry features samples of the Company's lab-created moissanite gemstones set in gold, silver or platinum. The Company plans to distribute loose gemstones."

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING THE ENTRY OF STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

C3(TM), the stylized C3, Inc. logo, the stylized logo for "MOISSANITE" and the stylized logo for "MOISSANITE GEMSTONES" are trademarks of the Company. This Prospectus may contain certain other trademarks and service marks of other parties.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, information in this Prospectus
(i) reflects the automatic conversion of all outstanding shares of 1996 Series A Preferred Stock, no par value ("Series A Preferred Stock"), and 1997 Series B Preferred Stock, no par value ("Series B Preferred Stock"), into an aggregate of 1,677,375 shares of Common Stock upon consummation of this offering; (ii) reflects a 2.13-for-1 stock split effected in September 1997; and (iii) assumes no exercise of the Over-allotment Option. See "Underwriting."

                                  THE COMPANY

     The Company is finalizing the development of, and intends to begin marketing during the first half of 1998, colorless lab-created moissanite gemstones which it will sell as a substitute for diamond in the jewelry market. The physical properties of lab-created moissanite gemstones more closely match those of diamond than any other known gemstone material. The Company believes that its products are superior to other commercially available diamond substitutes and intends to position its gemstone products as the ideal substitute for diamond. The Company believes that its products will be attractive to working women who desire an affordable alternative to diamond and to middle and upper-income women who desire affordable "everyday" or "security" jewelry.

     Moissanite, also known by its chemical name, silicon carbide ("SiC"), is a rare, naturally occurring mineral found primarily in meteorites. Moissanite and diamond are both carbon-based minerals; moissanite is composed of silicon and carbon while diamond is composed of carbon.

     The Company's lab-created moissanite gemstones are made from crystals of SiC grown by Cree Research, Inc. ("Cree") using patented and proprietary technology. Cree has an exclusive license to the patent related to a process for growing large single crystals of SiC. To the Company's knowledge, there are no producers of SiC other than Cree that could supply lab-grown SiC crystals in colors, sizes or volumes suitable for use as a diamond substitute. The Company has undertaken a significant development program with Cree to develop a fully repeatable process to grow SiC crystals in the desired diamond color grades and sizes. The Company has certain exclusive licenses and supply rights with Cree for SiC materials to be used for gemstone applications. In addition, the Company has developed certain proprietary methods and processes for the production of gemstones from lab-grown SiC crystals and has patent applications pending for certain of these methods and processes. As a result, the Company believes that its lab-created moissanite gemstones are proprietary products and that there are technological barriers to prevent other competitors from developing or marketing lab-created moissanite gemstones at affordable prices.

     The Company currently intends to sell only loose lab-created gemstones, rather than finished jewelry products, in round brilliant cuts of approximately
 1/2 to 1 carat in colors and clarities comparable to those commonly used in diamond jewelry. The Company plans to begin delivery of its products in the first half of 1998 in selected cities in the United States and the Pacific Rim. The Company believes that these market areas represent a significant portion of the worldwide jewelry market and that consumers in these markets are relatively accepting of diamond substitutes. The Company intends to grant exclusive distribution rights to retail jewelry chains and high-volume independent retail jewelry stores in certain U.S. cities and is exploring distribution arrangements for the Pacific Rim.

     The Company believes that neither visual inspection by jewelers who are not trained gemologists nor commonly used test instruments reliably distinguish its products from diamond. The Company recently began production of a moissanite/diamond test instrument that distinguishes lab-created moissanite gemstones from diamonds in the colors and clarities most commonly sold by retail jewelers. The Company plans to introduce this new test instrument for sale to jewelers, gemologists and pawnbrokers during the first half of 1998.

     The Company was incorporated as a North Carolina corporation in June 1995. The Company's principal executive offices are located at 3800 Gateway Boulevard, Suite 310, Morrisville, North Carolina 27560, and its telephone number is (919) 468-0399.

                                  THE OFFERING

Common Stock offered..................     2,000,000 shares

Common Stock outstanding after the
offering..............................     5,938,476 shares(1)

Use of proceeds.......................     For product development, acquisition
                                           of manufacturing equipment, sales and
                                           marketing, working capital and other
                                           general corporate purposes. See "Use
                                           of Proceeds."

Proposed Nasdaq National Market
symbol................................     CTHR
---------------

(1) Excludes 1,009,066 shares of Common Stock issuable upon the exercise of stock options outstanding at September 30, 1997. See "Dilution," "Management -- Stock Option Plans" and "Description of Capital Stock."

                               SUMMARY FINANCIAL DATA

                                               PERIOD FROM
                                                INCEPTION
                                                (JUNE 28,
                                                  1995)                              SIX MONTHS ENDED
                                                    TO            YEAR ENDED             JUNE 30,
                                               DECEMBER 31,      DECEMBER 31,      --------------------
                                                   1995              1996            1996       1997
                                              --------------   -----------------   --------   ---------
STATEMENT OF OPERATIONS DATA:
Revenues:...................................          --                 --              --          --
Operating expenses:
  Marketing and sales.......................     $10,313           $ 47,019        $  8,017   $  46,611
  General and administrative(1).............      10,024            131,097          48,069     316,154
  Research and development..................       6,052            236,047          68,115     452,571
  Depreciation and amortization.............         798              3,618           1,306       6,649
                                                 -------           --------        --------   ---------
Operating loss..............................      27,187            417,781         125,507     821,985
Interest income, net........................          --            (35,173)         (1,231)   (113,376)
                                                 -------           --------        --------   ---------
Net loss....................................     $27,187           $382,608        $124,276   $ 708,609
                                                 =======           ========        ========   =========
Pro forma net loss per share................     $  0.01           $   0.14        $   0.05   $    0.17
                                                 =======           ========        ========   =========
Shares used in computing pro forma net loss
  per share(2)..............................   2,204,062          2,652,250        2,381,562  4,199,978

                                                                     JUNE 30, 1997
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(3)
                                                              ----------   --------------
BALANCE SHEET DATA:
Cash and equivalents........................................  $5,538,099    $29,938,099
Working capital.............................................   5,428,225     29,828,225
Total assets................................................   5,661,920     30,061,920
Shareholders' equity........................................   5,552,046     29,952,046

---------------

(1) For the six months ended June 30, 1997, includes $66,000 of compensation expense related to the issuance of Common Stock to Cree pursuant to a stock option agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 10 of Notes to Financial Statements.
(2) The calculation of shares for all periods reflects a 2.13-for-1 stock split effected in September 1997 and the automatic conversion of the Series A Preferred Stock and Series B Preferred Stock to be effected upon completion of this Offering. See Notes 2 and 9 of Notes to Financial Statements.
(3) Adjusted to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.50 per share, after deducting the underwriting discount and estimated offering expenses and the application of net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock being offered hereby involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

LACK OF OPERATING HISTORY; DEVELOPMENT STAGE COMPANY

     The Company, which was incorporated in June 1995, is in the development stage and has not yet engaged in any revenue-producing business activities. Accordingly, the Company has no operating history upon which an evaluation of the Company and its prospects can be based. To date, the Company's principal activities have been to develop a process for the production of colorless lab-created moissanite gemstones and the infrastructure to support the rapid commercialization of those products. The Company's business is subject to the risks inherent in the transition from pilot production to commercial production. Likewise, the Company's products are in an early stage of development and are subject to the risks inherent in the development and marketing of new products, including unforeseen design, manufacturing or other problems or failure to develop market acceptance. Failure by the Company to complete development of its products or to develop the ability to produce such products in commercial quantities would have a material adverse effect on the Company's business, operating results and financial condition. Accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly technology-based companies operating with undeveloped and unproven products. To address these risks, the Company must, among other things, respond to competitive developments, attract and motivate qualified personnel, develop market acceptance for its products, establish effective distribution channels, effectively manage any growth that may occur and continue to upgrade its technologies and successfully commercialize products incorporating such technologies. See "Business" and "Management."

NEED FOR FURTHER PRODUCT DEVELOPMENT

     Although the Company has produced small quantities of colorless lab-created moissanite gemstones, the Company and its supplier of SiC crystals, Cree Research Inc. ("Cree"), have not yet established a fully repeatable process for producing lab-grown SiC crystals in the colors, sizes and volumes desired for the Company's products. The Company intends to market lab-created gemstones in the comparable diamond color grade range, according to the standards generally accepted by the diamond industry for color using pregraded master color stones ("comparable diamond color grade"), of "G" through "J", but Cree has not yet consistently achieved production of SiC crystals in this color range. The Company's development agreement with Cree establishes milestones for developing a fully repeatable process that will consistently grow SiC crystals in the desired color grades, sizes and volumes. If Cree is unable to develop and sustain a fully repeatable process for growing SiC crystals in the desired color grades, sizes and volumes, the Company's business, operating results and financial condition would be materially adversely affected. See "Business -- Dependence on Cree and Cree Technology" and "-- Products."

RELIANCE ON CREE RESEARCH, INC.

     The Company is dependent on a single source, Cree, for development and supply of SiC crystals. Cree has certain patents and other proprietary rights relating to its process for growing large single crystals of SiC and its process for growing colorless SiC crystals. The Company's effort to develop colorless SiC crystals in colors, sizes and volumes suitable for use as lab-created gemstones is concentrated entirely with Cree and is dependent on Cree's expertise in SiC technology.

     Under the Company's Amended and Restated Exclusive Supply Agreement with Cree dated June 6, 1997 (the "Exclusive Supply Agreement"), the Company is obligated to buy from Cree and Cree is obligated to sell to the Company 50%, by dollar volume, of the Company's requirements for SiC material for the production of gemstones in each calendar quarter. Although the Company is only required to purchase 50% of its SiC requirements from Cree, the Company believes that no other SiC producer could supply crystals in the colors, sizes and volumes needed for the Company's products. Therefore, the Company is, and expects for the forseeable future to be, entirely dependent on Cree as its source for its principal raw material.

     Cree will have to build additional crystal growth capacity in order to grow enough SiC crystals to meet the Company's requirements. Under the Exclusive Supply Agreement, Cree may elect to have the Company purchase the additional crystal growth systems that will be needed, and Cree would be obligated to supply the Company 100% of the output from systems funded by the Company. If, however, Cree elects to fund the cost of these additional growth systems on its own, then there can be no assurance that Cree will supply the Company with all of the output from these crystal growth systems or fill all of the Company's orders for SiC crystals. Any delay or reduction in the availability of SiC crystals could delay or limit the Company's ability to deliver and sell its lab-created gemstones, which would have a material adverse effect on the Company's business, operating results and financial condition.

     The Company also obtains from Cree a component proprietary to Cree used in the production of the Company's moissanite/diamond test instrument. The Company believes that the test instrument may be important to building market acceptance of the Company's lab-created gemstones. See "Business -- Manufacturing." If Cree were unable to deliver this component in the quantities and at the times needed by the Company, the Company's ability to provide the market with its test instrument would be adversely affected.

     Thus, the Company is dependent on Cree's ability to protect its patents and other proprietary rights concerning the growth of SiC crystals, on Cree's technological capabilities for the further development needed to deliver SiC crystals acceptable to the Company, on Cree consistently producing and delivering volumes of SiC crystals as and when needed by the Company and on Cree's ability to supply the Company with components for its test instrument, all of which are beyond the Company's control. Cree's failure to protect its patents or other proprietary rights, to complete the desired development objectives and to supply the Company with SiC crystals or components for its moissanite/diamond test instrument would have a material adverse effect on the Company's business, operating results and financial condition and could result in a curtailment, suspension or cessation of the Company's business. See "Business -- Dependence on Cree and Cree Technology."

UNDEVELOPED MARKETS; UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS

     There currently is no market among retail jewelers or consumers for colorless lab-created moissanite gemstones, and the Company believes that retail jewelers and consumers are generally unaware of the existence and attributes of these lab-created gemstones. As is the case with any new or potential product, market acceptance and demand are subject to a significant amount of uncertainty. Although retail jewelers typically purchase finished jewelry rather than loose gemstones, the Company plans to market loose lab-created gemstones to retailers. The retailers will then select the jewelry into which the stones will be set and will be responsible for completing the setting. The quality, design and workmanship of the jewelry settings selected by retail jewelers, which will not be within the Company's control, could impact the consumer's perception and acceptance of the Company's lab-created gemstones. The Company's future financial performance will depend upon consumer acceptance of the Company's lab-created gemstones as a realistic and affordable substitute for diamond, which may be impacted by (i) the jewelers' acceptance of lab-created gemstones as a diamond substitute, (ii) the willingness of retail jewelers to purchase loose stones and undertake setting of the loose stones, (iii) the ability of retail jewelers to select jewelry settings that encourage consumer acceptance of and demand for the Company's lab-created gemstones and (iv) the ability of retail jewelers to set loose lab-created gemstones in jewelry with high quality workmanship. The Company has not conducted extensive market tests to predict retail jeweler or consumer reaction to its products.

     Because no market now exists for lab-created moissanite gemstones, it is difficult to predict the future growth rate, if any, and the size of the market for the Company's products. In order to build inventory to meet anticipated future demand, the Company expects to place orders with Cree for SiC crystals in advance of actual demand for the Company's products. As a result, the Company may spend significant amounts of its capital to acquire additional SiC crystal growth systems or to purchase crystals at a time when there is not demand for the Company's products at a level to fund those expenditures.

     The market for the Company's lab-created gemstones may never develop or may develop at a slower pace than expected as a result of lack of acceptance of lab-created gemstones by retail jewelers or by consumers. If the market fails to develop or develops more slowly than expected, or if the Company's products do not achieve significant market acceptance, the Company's business, operating results and financial condition would be materially adversely affected. See "Business -- Dependence on Cree and Cree Technology" and "-- Marketing and Sales."

UNDEVELOPED DISTRIBUTION CHANNELS

     The Company currently plans to sell its products initially in selected cities in the United States and the Pacific Rim. Although most loose gemstones are sold to wholesalers or jewelry manufacturers, the Company initially intends to sell its gemstones directly to retail jewelry chains and high-volume independent retail jewelry stores in the United States under exclusive distribution arrangements. In addition, the Company is exploring distribution arrangements in the Pacific Rim. The Company must enter into distribution agreements with and will be dependent upon a number of third parties for sales of its lab-created moissanite gemstones to consumers. The Company has not yet entered into distribution agreements with any retail jewelers or other distributors. There can be no assurance that the Company will be able to enter into distribution agreements with retail jewelers or other distributors, that its strategy of eliminating dependence on gemstone wholesalers and jewelry manufacturers will prove to be successful, or that jewelers or other distributors will devote the efforts needed for successful distribution of the Company's products. The inability of the Company to enter into favorable arrangements with retail jewelers or other distributors or to achieve desired distribution of its lab-created moissanite gemstones would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Product Distribution."

DEPENDENCE ON INTELLECTUAL PROPERTY

     The Company is heavily dependent upon Cree's technology for SiC crystals and is dependent upon its own technology for the production of lab-created gemstones from SiC crystals. Cree is exclusively licensed to use certain patents concerning a process for growing large single crystals of SiC, has certain patents of its own relating to growth of large single crystals of SiC and has a patent pending for a process for growing colorless SiC. However, there can be no assurance that any patents issued to or licensed by Cree will provide any significant commercial protection to Cree or to the Company, that Cree will have sufficient resources to prosecute its patents or that any patents will be upheld by a court should the Company, Cree or Cree's licensor seek to enforce their respective rights against an infringer. See "Business -- Dependence on Cree and Cree Technology."

     The Company has certain patent applications pending for lab-created moissanite gemstones and also has an application pending on its moissanite/diamond test instrument. Although one of the Company's pending patent applications for lab-created moissanite gemstones has been rejected by the United States Patent and Trademark Office (the "PTO") in its initial office action, the Company intends to vigorously prosecute its patent applications. There can be no assurance that any patent will be granted or that a patent, if granted, will have any commercial or competitive value. See
"Business -- Intellectual Property of the Company."

     The existence of valid patents does not prevent other companies from independently developing competing technologies. Existing producers of SiC or others may refine existing processes for growing SiC crystals or develop new technologies for growing large single crystals of SiC or colorless SiC crystals in a manner that does not infringe patents owned or licensed by Cree or the Company. In addition, existing producers of SiC, existing producers of other diamond simulants or other parties may develop new technologies for producing lab-created moissanite gemstones in a manner that does not infringe patents owned or licensed by Cree or the Company.

     The Company regards certain of its technology as critical to its business and attempts to protect such technology under copyright and trade secrets laws and through the use of employee, customer and business partner confidentiality agreements. Such measures, however, afford only limited protection, and the Company may not be able to maintain the confidentiality of its technology.

     As a result of the foregoing factors, existing and potential competitors may be able to develop products that are competitive with or superior to the Company's products, and such competition could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Competition."

DEPENDENCE ON THIRD PARTIES

     In addition to its significant dependence on Cree and on third party distribution channels, the Company's prospects depend upon its ability to identify, reach agreements with and work successfully with other third parties. In particular, the Company expects to rely on third parties to facet its lab-created gemstones and manufacture components for and assemble its moissanite/diamond test instrument. Faceting lab-created moissanite gemstones requires different techniques than faceting diamond and other gemstones. There can be no assurance that the Company can enter into contracts with faceting vendors on terms satisfactory to the Company or that faceting vendors will be able to provide faceting services in the quality and quantities required by the Company. In addition, there can be no assurance that the Company will be successful in identifying component manufacturers and assemblers for its moissanite/diamond test instrument. Failure by the Company to achieve any of the above would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Manufacturing."

COMPETITION

     Competition in the market for gemstones is intense. The Company's planned products face competition from established producers and sellers of diamonds, synthetic gemstones and diamond simulants such as synthetic cubic zirconia. In addition, other companies could seek to introduce synthetic diamonds or other competing products or to develop competing processes for production of lab-created moissanite gemstones. The Company believes that the more successful it is in creating market acceptance for colorless lab-created moissanite gemstones, the more competition can be expected to increase. Increased competition could result in a decrease in the price charged by the Company for its products or reduce demand for the Company's products, which would have a material adverse effect on the Company's business, operating results and financial condition. Further, the Company's current and potential competitors have significantly greater financial, technical, manufacturing and marketing resources and greater access to distribution channels than the Company. There can be no assurance that the Company will be able to compete successfully with its existing or potential competitors. See "Business -- Competition."

NEED FOR ADDITIONAL CAPITAL

     The Company will require substantial additional capital to continue to develop and improve the process for growing colorless SiC crystals in the desired colors, sizes and volumes, to fund expansion of manufacturing capacity to meet projected growth and to fund its expansion into new markets. The Company's future capital requirements will depend on many factors, including the speed at which the SiC crystal growth process can be refined and improved, market acceptance of and demand for the Company's products and the timing of the Company's expansion into new markets. The Company currently believes that its existing capital resources, together with the proceeds of this offering and interest earned thereon, will satisfy its capital requirements for at least the 12 months following this offering. However, there can be no assurance that additional financing will not be required prior to such time. Moreover, there can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. The inability of the Company to obtain financing on acceptable terms when needed would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

INTERNATIONAL OPERATIONS

     The Company intends to target certain international markets for its products. In addition, it expects to use certain companies based outside the United States to facet its lab-created moissanite gemstone products. Due to the Company's reliance on development of foreign markets and use of foreign vendors, the Company is subject to the risks of conducting business outside of the United States. These risks include unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses, tariffs and other trade barriers and restrictions and the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. The Company is also subject to general geopolitical risks in connection with its international operations, such as political, social and economic instability, potential hostilities and changes in diplomatic and trade or business relationships. There can be no assurance that such factors will not adversely affect the Company's operations in the future or require the Company to modify its anticipated business practices.

GOVERNMENTAL REGULATION

     The Company is subject to governmental regulations in the manufacture and sale of lab-created moissanite gemstones and the moissanite/diamond test instrument. In particular, the Federal Trade Commission (the "FTC") has the power to restrict the offer and sale of products that could deceive or have the tendency or effect of misleading or deceiving purchasers or prospective purchasers with regard to the type, kind, quality, character, origin or other characteristics of a diamond. The Company may be under close scrutiny both by governmental agencies and by competitors in the gemstone industry, any of which may challenge the Company's promotion and marketing of its gemstone products. If the Company's production or marketing of its lab-created gemstones is challenged by governmental agencies or competitors, or if regulations are issued that restrict the ability of the Company to produce and market its products as diamond substitutes, the Company's business, operating results and financial condition could be materially adversely affected. See "Business -- Government Regulation."

IMITATION MOISSANITE

     If the Company's products achieve market acceptance, it is possible that low-quality gemstones or synthetics could be marketed as lab-created moissanite. The sale of low-quality products as lab-created moissanite could damage the perception of lab-created moissanite gemstones as a realistic substitute for diamond, damage the Company's reputation among retail jewelers and consumers and result in a loss of consumer confidence in the Company's products. The introduction of low-quality imitation moissanite gemstones and the inability of the Company to limit the adverse effects thereof could have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF RAPID GROWTH

     The Company currently is experiencing a period of rapid and significant growth, which is expected to continue over the next several years. This rapid growth has placed and will continue to place a significant strain on the Company's resources. The Company's ability to manage its growth effectively will require it to implement and improve operational and financial systems and to expand, train and manage its employee base. The Company also will be required to manage multiple relationships with various suppliers, customers and other third parties. The Company's future operating results will also depend on its ability to expand its sales and marketing, research and development and administrative support organizations. The Company's executive officers have no significant experience in managing rapidly growing businesses. If the Company is unable to manage growth effectively, the Company's business, financial condition and results of operations would be materially adversely affected.

DEPENDENCE UPON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

     The Company's success depends in part upon retaining the services of certain executive officers and other key employees. The Company has entered into employment agreements with the Company's President, Chief Financial Officer, Vice President of Marketing, Director of Technology, Director of Manufacturing and Director of Sales. In addition, the Company intends to obtain "key man" life insurance policies on its President and Chief Financial Officer, but each policy is expected to provide coverage of only $1 million per individual. The loss of the services of the Company's executive officers or other key employees could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

     Because of the Company's early stage of development, the Company is also dependent on its ability to recruit, retain and motivate personnel with technical, manufacturing and gemological skills. There are a limited number of personnel with these qualifications and competition for such personnel is intense. The inability of the Company to attract and retain additional qualified personnel would materially adversely affect the Company's business, operating results and financial condition.

OPERATING LOSSES

     The Company had net losses of $27,187 for the period from June 28, 1995 (inception) to December 31, 1995, $382,608 for the year ended December 31, 1996 and $708,609 for the six months ended June 30, 1997. As of June 30, 1997, the Company had an accumulated deficit of $1,118,404. The Company expects to incur substantial additional costs to complete the development of its products and to market and distribute such products. The Company expects to incur losses through at least some or all of 1998, and there can be no assurance that the Company will ever achieve profitability or, if achieved, that such profitability will be sustained. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FOR FLUCTUATIONS IN QUARTERLY RESULTS

     Because the Company has no operating history, management has very little data upon which to base estimated operating revenues and expenses. The Company's revenues will be affected by many factors, including those discussed in "Risk Factors." At the same time, the Company's expenses will be growing to support anticipated rapid expansion. The Company will likely experience substantial quarterly fluctuations in its operating results. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. Moreover, it is likely that in some future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price will be determined by negotiation between the Company and the Representative of the Underwriters. See "Underwriting."

     The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, announcements of technological innovations or new products by the Company or its competitors, or other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for many technology and small capitalization companies. These broad market fluctuations may materially and adversely affect the market price of the Common Stock.

SUBSTANTIAL DILUTION

     Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution of approximately $8.47 per share in the pro forma net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of the Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Following this offering, there will be 5,938,476 shares of Common Stock outstanding, of which the 2,000,000 shares offered hereby (2,300,000 if the Over-allotment Option is exercised in full) will be freely tradeable without restriction under the Securities Act, except for shares acquired in this offering by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. All of the shares of Common Stock held by the officers, directors, director nominees and beneficial owners of more than five percent of the Company's Common Stock, aggregating 1,927,393 shares, are subject to lock-up agreements and may not be sold or otherwise transferred until one year after the date of this Prospectus unless sooner released by the Representative in its sole discretion. Upon expiration of the lock-up agreements, all such shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144 or Rule 701. In addition, approximately 1,921,621 shares of Common Stock outstanding prior to this offering and not subject to lock-up agreements will become eligible for sale in the public markets under Rule 144, 90 days after the effective date of this offering (the date on which these shares are assumed to be eligible for resale is February 12, 1998). Moreover, the Company intends to file registration statements under the Securities Act covering shares of Common Stock reserved for issuance under stock option plans.

     The Company has entered into an agreement under which holders of an aggregate of 1,453,725 shares of Common Stock, which are to be issued at the time of the offering upon the automatic conversion of the currently outstanding Series B Preferred Stock, are entitled to cause the Company to register their shares for sale and to participate in any future registration of securities effected by the Company, subject to certain limitations and restrictions. See "Shares Eligible For Future Sale" and "Description of Capital Stock -- Registration Rights."

BROAD DISCRETION OVER USE OF PROCEEDS

     The principal purpose of this offering is to increase the Company's equity capital to fund anticipated expenses for the development, production and marketing and sale of the Company's lab-created gemstones. The Company currently estimates that the net proceeds of this offering will be approximately $24.4 million and that $4.9 million (representing 20.0%) of such proceeds will be allocated to working capital and other general corporate purposes. The Company's management will have broad discretion to reallocate the use of the proceeds and to direct the use of working capital without any action or approval of the Company's shareholders. See "Use of Proceeds."

ANTI-TAKEOVER AND CERTAIN OTHER PROVISIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company or limit the price that third parties might be willing to pay in the future for shares of the Company's Common Stock. See "Description of Capital Stock -- Certain Anti-Takeover Provisions."

     Under the terms of the Exclusive Supply Agreement, the Company is prohibited from entering into exclusive marketing or distribution agreements with DeBeers or its affiliates or the Central Selling Organization (the international cartel of diamond producers) or any party whose primary business is the development, manufacture, marketing or sale of diamond gemstones or any non-gemstone and non-jewelry industry competitor of Cree (collectively, the "Prohibited Parties"). The agreement also prohibits the Company from entering into certain merger, acquisition, sale of assets or similar transactions with a Prohibited Party. These provisions of the Exclusive Supply Agreement could limit the price that third parties might be willing to pay in the future for some or all of the shares of the Company's Common Stock. In addition, this agreement could prevent the Company from entering into certain potentially profitable transactions with Prohibited Parties.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Common Stock offered hereby are estimated to be approximately $24.4 million (approximately $28.2 million if the Over-allotment Option is exercised in full), assuming an initial public offering price of $13.50 per share and after deducting underwriting discounts and estimated offering expenses.

     The Company intends to use approximately $5.5 million of the net proceeds of this offering to fund research and development activities. Of this amount, approximately $4.9 million will be paid to Cree under the Development Agreement and $600,000 will be used to fund other aspects of the Company's development efforts. The Company has reserved approximately $6.0 million of the net proceeds of this offering to fund the acquisition of additional SiC crystal growth systems from Cree, which the Company could be required to purchase for use by Cree in supplying commercial production quantities of SiC crystals to the Company. Under the Exclusive Supply Agreement, Cree has the option to require the Company to purchase such systems from Cree at Cree's cost or to build such systems itself and recoup its costs by incorporating the cost of the systems into the cost of the SiC crystals purchased by the Company. See
"Business -- Dependence on Cree and Cree Technology." The Company has not received any indication from Cree as to whether future capacity requirements will be met at the Company's or Cree's expense. The Company also intends to use approximately $1.9 million to purchase other equipment from unaffiliated third parties. In addition, the Company plans to use approximately $6.1 million of the net proceeds to fund its sales and marketing efforts.

     The remaining net proceeds will be used for working capital and general corporate purposes. Pending application of the net proceeds as set forth above, the Company intends to invest the net proceeds in short-term, investment grade debt securities. The Company reserves the right to reallocate the use of the net proceeds of the offering to meet the business needs of the Company, which could be required if Cree is unable to develop a fully repeatable process for growing SiC crystals in desired colors, sizes and volumes, if market acceptance of lab-created moissanite gemstones is slower than anticipated or if there are unanticipated technological or other changes within the jewelry industry. The Company currently believes that its existing capital resources, together with the net proceeds of this offering and interest earned thereon, will satisfy the Company's capital requirements at least through the 12 months following this offering.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future decision concerning the payment of dividends on the Common Stock will depend upon the results of operations, financial condition and capital expenditure plans of the Company, as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant.

                                    DILUTION

     As of June 30, 1997, the Company had a pro forma net tangible book value of approximately $5.5 million or $1.39 per share of Common Stock. "Pro forma net tangible book value" represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding, after giving effect to the 2.13-for-1 stock split effected in September 1997, and the automatic conversion of the outstanding shares of the Series A Preferred Stock and Series B Preferred Stock into an aggregate of 1,677,375 shares of Common Stock. After giving effect to the sale of 2,000,000 shares of Common Stock in this offering at an assumed initial public offering price of $13.50 per share, and the receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1997 is approximately $29.9 million or $5.03 per share of Common Stock. This represents an immediate dilution of $8.47 per share to new investors purchasing shares of Common Stock offered hereby. The following table illustrates the per share dilution:

Assumed public offering price per share.....................           $13.50
  Pro forma net tangible book value per share as of June 30,
     1997...................................................  $1.39
  Increase in net tangible book value per share attributable
     to this offering.......................................   3.64
Pro forma net tangible book value per share after this
  offering..................................................             5.03
                                                                       ------
Dilution per share to new investors.........................           $ 8.47
                                                                       ======

     The following table summarizes as of June 30, 1997, after giving effect to the 2.13-for-1 stock split in September 1997, the automatic conversion of the Series A Preferred Stock and Series B Preferred Stock and the sale of 2,000,000 shares of Common Stock in this offering, the number of shares of Common Stock purchased from the Company, the total consideration paid therefor and the average price per share paid by the existing shareholders and by the new investors purchasing shares of Common Stock in this offering, at an assumed initial public offering price of $13.50 per share, before deduction of the estimated underwriting discount and offering expenses payable by the Company:

                                  SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                --------------------    ----------------------      PRICE
                                 NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                ---------    -------    -----------    -------    ---------
Existing shareholders.........  3,938,476     66.3%     $ 6,670,125     19.8%      $ 1.96
New investors.................  2,000,000     33.7       27,000,000     80.2        13.50
                                ---------     ----      -----------     ----
          Total...............  5,938,476      100%     $33,670,125      100%
                                =========     ====      ===========     ====

     The foregoing tables assume no exercise of the Over-allotment Option and no exercise of outstanding stock options to purchase Common Stock. There are (i) 661,791 shares of Common Stock issuable upon the exercise of options granted under the 1996 Option Plan exercisable at a weighted average price of approximately $3.95 per share and (ii) 37,275 shares of Common Stock issuable upon the exercise of options granted to certain independent contractors exercisable at a weighted average price of approximately $1.88 per share. To the extent that any of these options are exercised in the future, there will be further substantial dilution to new investors. See "Management -- Stock Option Plans."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997 on an actual and pro forma basis. The pro forma capitalization gives effect to a 2.13-for-1 stock split effected in September 1997, the automatic conversion of the Series A Preferred Stock and Series B Preferred Stock into an aggregate of 1,677,375 shares of Common Stock, an amendment to the Company's articles of incorporation to be effective prior to completion of the offering and the sale of 2,000,000 shares of Common Stock in this offering at an assumed initial public offering price of $13.50 and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This information should be read in conjunction with the Company's Financial Statements and the Notes thereto appearing in this Prospectus.

                                                                    JUNE 30, 1997
                                                              --------------------------
                                                                ACTUAL        PRO FORMA
                                                              -----------    -----------
Shareholders' equity:
  1996 Series A Preferred Stock, no par value; 105,000
     shares authorized, 105,000 shares issued and
     outstanding, actual; none authorized or issued and
     outstanding, pro forma(1)..............................  $   593,271    $        --
  1997 Series B Preferred Stock, no par value; 682,500
     shares authorized, 682,500 shares issued and
     outstanding, actual; none authorized or issued and
     outstanding, pro forma(1)..............................    4,981,376             --
  Preferred Stock, no par value; 4,212,500 shares
     authorized, none issued and outstanding, actual;
     10,000,000 authorized, none issued and outstanding, pro
     forma..................................................           --             --
  Common Stock, no par value; 10,000,000 shares authorized,
     1,061,550 issued and outstanding, actual; 50,000,000
     shares authorized, 5,938,476 issued and outstanding,
     pro forma(1)(2)........................................    1,095,803     31,070,450
Deficit accumulated during the development stage............   (1,118,404)    (1,118,404)
                                                              -----------    -----------
          Total shareholders' equity(2).....................    5,552,046     29,952,046
                                                              -----------    -----------
               Total capitalization.........................  $ 5,552,046    $29,952,046
                                                              ===========    ===========

---------------

(1) Net of related offering expenses. The Company intends to amend its articles of incorporation prior to the completion of this offering to provide that the shares will automatically convert into shares of Common Stock upon consummation of this offering.
(2) Excludes (i) 37,275 shares of Common Stock issuable upon the exercise of stock options granted to certain independent consultants with an exercise price of approximately $1.88 per share, (ii) 661,791 shares of Common Stock issuable upon the exercise of stock options granted under the 1996 Option Plan with a weighted average exercise price of approximately $3.95 per share and (iii) 310,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1997 Omnibus Plan with an exercise price equal to the initial public offering price of the shares of Common Stock offered hereby.

                            SELECTED FINANCIAL DATA

     The following selected statement of operations data for the period from inception through December 31, 1995 and for the year ended December 31, 1996 and the selected balance sheet data at December 31, 1995 and December 31, 1996 have been derived from, and are qualified by reference to, the Company's financial statements included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The selected statements of operations data for the six month periods ended June 30, 1996 and June 30, 1997 and the selected balance sheet data at June 30, 1997 have been derived from the Company's unaudited financial statements included elsewhere in this Prospectus. In the opinion of management of the Company, such unaudited financial statements have been prepared on a basis consistent with the audited financial information and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of such periods. The results of operations for the six month period ended June 30, 1997 are not necessarily indicative of the results of operations for the year ending December 31, 1997. The selected financial data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                PERIOD FROM
                                                 INCEPTION
                                              (JUNE 28, 1995)
                                                    TO           YEAR ENDED    SIX MONTHS ENDED JUNE 30,
                                               DECEMBER 31,     DECEMBER 31,   --------------------------
                                                   1995             1996          1996           1997
                                              ---------------   ------------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................            --               --             --             --
Operating expenses:
  Marketing and sales.......................    $   10,313       $   47,019     $    8,017    $    46,611
  General and administrative(1).............        10,024          131,097         48,069        316,154
  Research and development..................         6,052          236,047         68,115        452,571
  Depreciation and amortization.............           798            3,618          1,306          6,649
                                                ----------       ----------     ----------    -----------
Operating loss..............................        27,187          417,781        125,507        821,985
Interest income, net........................            --          (35,173)        (1,231)      (113,376)
                                                ----------       ----------     ----------    -----------
Net loss....................................    $   27,187       $  382,608     $  124,276    $   708,609
                                                ==========       ==========     ==========    ===========
Pro forma net loss per share................    $     0.01       $     0.14     $     0.05    $      0.17
                                                ==========       ==========     ==========    ===========
Shares used in computing pro forma net loss
  per share(2)..............................     2,204,062        2,652,250      2,381,562      4,199,978

                                                                  DECEMBER 31,
                                                              --------------------    JUNE 30,
                                                               1995        1996         1997
                                                              -------   ----------   ----------
BALANCE SHEET DATA:
Cash and equivalents........................................  $ 9,109   $1,167,458   $5,538,099
Working capital.............................................    8,355    1,161,603    5,428,225
Total assets................................................   32,913    1,226,134    5,661,920
Shareholders' equity........................................   22,813    1,213,279    5,552,046

---------------

(1) For the six months ended June 30, 1997, includes $66,000 of compensation expense related to the January 2, 1997 issuance of Common Stock to Cree pursuant to a stock option agreement. See Note 10 of Notes to Financial Statements.
(2) The calculation of shares for all periods reflects a 2.13-for-1 stock split effected in September 1997 and the automatic conversion of the Series A Preferred Stock and Series B Preferred Stock to be effected upon completion of this Offering. See Notes 2 and 9 of Notes to Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     Since its organization in June 1995, the Company has devoted its resources to funding research and development of colorless lab-created moissanite gemstones, preliminary market research, qualifying potential retail jewelers and other potential customers for distribution arrangements and assembling a management team. As a development stage company, the Company is subject to all the risks inherent in establishing a new business, including the risk that full-scale operations may not occur.

     The Company has not produced sales revenues to date and does not anticipate having product sales until at least the first half of 1998. The Company has been unprofitable since inception and anticipates that it will continue to incur increasingly significant expenses as it transitions from the development stage to full-scale production. Historic spending levels are not indicative of anticipated future spending levels because the Company is entering a period in which it will rapidly increase spending to refine its lab-created moissanite gemstone products, exploit its technology, introduce its products into the market, establish exclusive distribution channels, expand manufacturing capacity, optimize SiC crystal yields and market its moissanite/ diamond test instrument. For these reasons, the Company expects to continue operating at a loss through at least some or all of 1998. Moreover, there can be no assurance that the Company will ever achieve profitability or if profitability is achieved, that such profitability can be sustained. See "Risk Factors -- Lack of Operating History; Development Stage Company."

RESULTS OF OPERATIONS

     Six Months ended June 30, 1997 compared with Six Months ended June 30, 1996. Research and development expenses for the six months ended June 30, 1997 increased by $384,456 over research and development expenses for the six months ended June 30, 1996. The increase was attributable to expanded colorless SiC crystal development efforts at Cree, internal development of prototype gemstone pre-forming and faceting operations, qualifying of vendors for production and development of production-quality prototypes of the moissanite/diamond test instrument.

     Marketing and sales expenses for the six months ended June 30, 1997 increased by $38,594 over expenses for the six months ended June 30, 1996. The increase was due to the compensation expense of additional sales and marketing staff hired since the prior period and the development of preliminary advertising and marketing materials. Prior to May 1, 1996, the Company had no paid employees.

     General and administrative expenses for the six months ended June 30, 1997 increased by $268,085 over general and administrative expenses for the six months ended June 30, 1996. The increase was primarily attributable to the compensation expense of additional staff hired since the prior period and occupancy expenses. The Company had no paid employees before May 1, 1996. Prior to February 4, 1997, the Company conducted its operations from the home of two of its founders and did not incur any lease or rent expenses during that time. During this period in 1997, the Company also recognized $66,000 of compensation expense related to the exercise of Cree's options to acquire 24,601 shares of Common Stock on January 2, 1997.

     Interest income for the six months ended June 30, 1997 increased by $112,145 over interest income for the six months ended June 30, 1996. The increase generally reflected interest earned on cash and cash equivalents, consisting primarily of U.S. Treasury Bills and U.S. Treasury money market funds acquired by investing the proceeds from the Company's Series A Preferred Stock offering in August 1996 and its Series B Preferred Stock offering in January and February 1997.

     Year ended December 31, 1996 compared with Seven-Month Period ended December 31, 1995. Research and development expenses for the year ended December 31, 1996 increased $229,995 over research and development expenses for the seven-month period ended December 31, 1995. The increased expenses reflected the commencement of the Company's external development of colorless SiC crystals through Cree and increased activity in the development of prototype lab-created gemstones and a prototype moissanite/ diamond test instrument.

     Marketing and sales expenses for the year ended December 31, 1996 increased by $36,706 over similar expenses for the seven-month period ended December 31, 1995. The increase was primarily due to the compensation expense of additional sales and marketing staff hired since the prior period. The Company had no paid employees before May 1, 1996.

     General and administrative expenses for the year ended December 31, 1996 increased by $121,073 over general and administrative expenses for the seven-month period ended December 31, 1995. The increases were primarily due to the compensation expense of additional staff hired since the prior period and occupancy expenses. The Company had no paid employees before May 1, 1996. Prior to February 4, 1997, the Company's operations were conducted from the home of two of its founders; consequently, the Company did not incur any lease or rent expenses prior to that time.

     Interest income was $35,173 for the year ended December 31, 1996. The Company had no interest income in the seven-month period ended December 31, 1995. The interest was earned on cash and equivalents, consisting primarily of U.S. Treasury Bills and U.S. Treasury money market funds acquired by investing the proceeds from the Company's sale of Common Stock in May 1996 and the Company's Series A Preferred Stock offering in August 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception primarily through private equity sales totaling approximately $6.6 million. As of June 30, 1997, the Company had approximately $5.5 million of cash and equivalents. The Company's business strategy requires a significant expenditure of funds for an accelerated commercialization of colorless lab-created moissanite gemstones. These expenditures are presently projected to total approximately $13.9 million through the end of 1998. In addition, the Company intends to spend approximately $5.5 million on research and development activities during that period. Actual expenditures for accelerated commercialization and additional research and development efforts could vary materially from these estimates.

     In connection with its planned commercial introduction of lab-created moissanite gemstones, the Company has placed its first commercial quantity order with Cree for a number of SiC crystals that the Company believes will require the acquisition of additional crystal growth systems. This order is contingent on Cree meeting certain development milestones for color range and the successful completion of this offering. See "Business -- Manufacturing -- Growth of SiC Crystals." Under the terms of the Exclusive Supply Agreement, Cree has the option of building the growth systems at its own cost or requiring the Company to purchase the growth systems from Cree. If the contingencies are satisfied and Cree requires the Company to purchase the growth systems, the Company will be obligated to spend approximately $1.0 million to fund the purchase of such growth systems. In addition, if Cree's development efforts and the Company's internal sales projections are met, the Company anticipates placing orders for a number of crystals in 1998 and following years that it believes will require additional capacity at Cree to meet the Company's SiC crystal requirements. If Cree requires the Company to purchase additional growth systems, the Company will be obligated to spend approximately $5.0 million to fund the purchase of such growth systems in 1998. The Company also intends to spend approximately $1.9 million to purchase other equipment, including certain automated and computerized equipment to slice and dice SiC crystals into preforms. See "Use of Proceeds" and "Business -- Manufacturing."

     The Company plans to engage in substantial marketing activities to support the introduction of lab-created moissanite gemstones. Such activities may include advertising campaigns, cooperative advertising with retail jewelers and distributors and individualized jeweler training. The Company also intends to launch a direct mail campaign to support the introduction of its moissanite/diamond test instrument. The Company estimates that it will spend approximately $6.1 million for sales and marketing activities through 1998.

     The actual amount and timing of the Company's future capital requirements will depend on many factors, including the extent of continued progress in its development programs, the magnitude of these programs, the costs involved in filing, prosecuting, enforcing and defending patent claims, the appearance of competing technological and market developments and the success of the Company's sales and marketing efforts. There can be no assurance that the Company's future capital requirements will not exceed the amounts projected by its current operating plan.

     The Company has no committed external sources of capital. Based on its current operating plan, the Company anticipates that its existing capital resources, together with the proceeds of this offering and interest earned thereon, will be adequate to satisfy its capital requirements for at least the 12 months following this offering. There may be circumstances, however, particularly a delay in the introduction of the Company's proposed products or lower than anticipated sales, that might accelerate the use of the net proceeds of this offering and the Company's existing capital resources. The Company may be required to raise substantial additional funds in the future, through public or private sources or other relationships. No assurance can be given that additional financing will be available, or if available, that it will be available on terms acceptable to the Company. See "Risk Factors -- Need for Additional Capital."

DEFERRED COMPENSATION

     Subsequent to June 30, 1997, the Company recognized deferred compensation expense of approximately $2.9 million related to stock options granted in July and August 1997. Upon completion of this offering, the stock options granted to certain officers and directors will vest on December 31, 1997. As a result, approximately $2.1 million of this deferred compensation expense will be recognized in the quarter ending December 31, 1997. The remaining deferred compensation expense, approximately $800,000, will be recognized over the three-year vesting period of the remaining options. See Note 10 of Notes to Financial Statements.

NET OPERATING LOSS CARRYFORWARD

     As of December 31, 1996 the Company had a net operating loss ("NOL") carryforward of approximately $147,000, which expires in 2011. In accordance with Section 382 of the Internal Revenue Code of 1986, as amended, a change in equity ownership of greater than 50% of the Company within a three-year period results in an annual limitation on the Company's ability to utilize its NOL carryforwards that were created during tax periods prior to the change in ownership. As a result of the Company's private equity offerings to date and certain shareholder transactions, the utilization of the Company's NOL carryforwards has become limited.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENT

     In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings Per Share," was issued. This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the current standards for computing earnings per share, and makes them comparable to international EPS standards. This Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. This Statement requires restatement of all prior period EPS data presented. The implementation of this Statement will not have a material impact on the Company's financial statements.

                                    BUSINESS

INTRODUCTION

     The Company is finalizing the development of, and intends to begin marketing during the first half of 1998, colorless lab-created moissanite gemstones which it will sell as a substitute for diamond in the jewelry market. The physical properties of lab-created moissanite gemstones more closely match those of diamond than any other known gemstone material. The Company believes that its products are superior to other commercially available diamond substitutes and intends to position its gemstone products as the ideal substitute for diamond. The Company believes that its products will be attractive to working women who desire an affordable alternative to diamond and to middle and upper-income women who desire affordable "everyday" or "security" jewelry.

     Moissanite, also known by its chemical name, silicon carbide ("SiC"), is a rare, naturally occurring mineral found primarily in meteorites. See
"-- Moissanite." Moissanite and diamond are both carbon-based minerals; moissanite is composed of silicon and carbon while diamond is composed of carbon.

     The Company's lab-created moissanite gemstones are made from crystals of SiC grown by Cree using patented and propriety technology. Cree has an exclusive license to the patent related to a process for growing large single crystals of SiC. To the Company's knowledge, there are no producers of SiC other than Cree that could supply lab-grown SiC crystals in colors, sizes or volumes suitable for use as a diamond substitute. The Company has certain exclusive licenses and supply rights with Cree for SiC materials to be used for gemstone applications. See "-- Dependence on Cree and Cree Technology." In addition, the Company has developed certain proprietary methods and processes for the production of gemstones from lab-grown SiC crystals and has patent applications pending for certain of these methods and processes. See "-- Intellectual Property of the Company." As a result, the Company believes that its lab-created moissanite gemstones are proprietary products and that there are technological barriers to prevent other competitors from developing or marketing lab-created moissanite gemstones at affordable prices.

     The Company and Cree are continuing their efforts to develop a fully repeatable process to grow SiC crystals in colors, sizes and volumes desired for the commercialization of lab-created gemstones. If the development objectives are not fully accomplished, the Company believes it could market gemstones of less than 1/2 carat in diamond color grades that have already been grown by Cree, although at significantly lower average selling prices. Although the Company has not yet begun to sell its products, the Company has begun qualifying retail jewelry chains and high-volume independent retail jewelry stores in selected U.S. cities to become exclusive distributors for sales anticipated to begin in the first half of 1998. The Company is also evaluating alternatives for distribution channels in the Pacific Rim and anticipates sales of its products will also commence there in the first half of 1998.

     There can be no assurance that the Company's development efforts will be successful, that the Company will be able to enter into distribution agreements with qualified retail jewelers on terms acceptable to the Company or that consumers will accept the Company's lab-created gemstones as a diamond substitute. See "Risk Factors," "-- Dependence on Cree and Cree Technology," "-- Product Distribution" and "-- Marketing and Sales."

INDUSTRY BACKGROUND

     Overview. Gemstone materials can be grouped into three types: (i) natural gemstone, which is found in nature; (ii) synthetic gemstone, which has the same chemical composition and characteristics of natural gemstone but is created in a lab and (iii) simulated or substitute material, which is similar in appearance to the natural gemstone but does not have the same chemical composition. A gemstone substitute should have physical properties similar to those of the natural gemstone with which it compares and should be comparatively inexpensive. The Company intends to market its products as the ideal substitute for diamond.

     Diamond Jewelry Market. In 1996, worldwide retail diamond jewelry sales were estimated to be in excess of $52 billion and diamond jewelry sales in the United States were estimated to be $17.9 billion. In

1996, approximately 29.5 million pieces of diamond jewelry were sold in the United States, of which approximately 22.8 million pieces used settings other than engagement rings.

     The value of a diamond is determined by its carat size, cut, color and clarity. Carat size refers to the weight of a diamond with one carat being equivalent to 1/5 of a gram. The cut, or faceting of a rough diamond into a gemstone, reveals the natural fire, brilliance and color of the stone. Color refers to the amount of tint in a diamond. Clarity refers to the presence and severity of inclusions (impurities trapped in the diamond during its formation) and blemishes in a diamond.

     The color grading scale, which is the standard generally accepted by the diamond industry for color using pregraded master color stones, measures the color of diamonds. The color grading scale consists of the letters "D" through "Z". "D" is the designation given to a diamond that is completely colorless, while a designation of "Z" is given to a colorless diamond that has a yellowish tint visible to the naked eye. Colored diamonds, such as canary diamonds, use a different grading scale. Retail jewelry stores most often sell diamonds within the "G" to "M" range. In 1996, the median color grade of all diamonds sold was within the range of "H" to "I".

     The clarity grading scale, which is generally accepted by the diamond industry, is used to identify the severity of defects. The clarity grading scale is as follows: Flawless (a diamond that has no inclusions and only insignificant blemishes that are invisible at 10x magnification); Very Very Slightly Included; Very Slightly Included; Slightly Included; Imperfect-1; Imperfect-2; and Imperfect-3 (large and/or numerous inclusions that are clearly visible to the naked eye). Retail jewelry stores predominantly sell diamonds in the range of Very Slightly Included to Imperfect-1. The clarity grade with the highest number of diamonds sold in 1996 was Slightly Included.

     The following table sets forth the matrix of wholesale prices for a one carat round brilliant cut diamond of varying colors and clarities:

                     PER CARAT DIAMOND WHOLESALE PRICING(1)

                                                                       COLOR
                                                              ------------------------
CLARITY                                                        G/H      I/J      K/L
-------                                                       ------   ------   ------
Flawless....................................................  $7,450   $5,750   $4,750
Very, Very Slightly Included................................   6,775    5,375    4,525
Very Slightly Included......................................   6,125    4,925    4,125
Slightly Included...........................................   4,717    4,017    3,417

---------------

(1) Based on the September 5, 1997 Rapaport Diamond Report.

     Diamond Synthetics and Substitutes. Although the technology to produce synthetic diamonds has existed for over 40 years, synthetic diamonds have not been used in significant quantities in jewelry. In 1955, The General Electric Company ("GE") produced industrial-grade synthetic diamonds by subjecting graphite to extreme pressure and heat. In 1970, GE announced that it had produced colorless gemstone quality synthetic diamonds in carat weight. DeBeers, Sumitomo Corporation and certain Russian producers have also produced gemstone quality synthetic diamonds. However, the process for growing colorless gemstone quality synthetic diamonds is far more expensive and time-consuming than growing industrial-grade synthetic diamonds. The Company believes that it is not commercially feasible to grow colorless gemstone quality synthetic diamonds at the present time.

     Treated diamonds, which are natural diamonds with imperfections or flaws that have been altered in some manner to enhance their appearance, are also sold in the jewelry industry. Diamonds with surface cracks may be filled with a colorless substance to present a uniform appearance. The appearance of diamonds containing inclusions, or foreign materials trapped in a diamond during its formation, may be improved through the use of laser technology. Treated diamonds are generally less expensive than diamonds of similar size, cut and color which have not been treated.

     Industry experience has shown that certain diamond substitutes have achieved market acceptance with consumers. Synthetic cubic zirconia, which is often considered to be the first diamond substitute to possess physical characteristics reasonably similar to diamond, gained rapid acceptance among consumers after its introduction in 1976. The absence of any proprietary rights in the process for producing synthetic cubic zirconia allowed a number of producers to enter the market shortly after its introduction. As a result of these factors, the wholesale price of synthetic cubic zirconia decreased by 90% in the four years following its introduction.

     Synthetic cubic zirconia initially was not well accepted by jewelers. Industry publications suggest that jewelers historically believed that sales of diamond simulants, such as synthetic cubic zirconia, might cause a decrease in diamond sales. Reports of diamond sales following the introduction of synthetic cubic zirconia fail to show, however, that synthetic cubic zirconia significantly depressed diamond sales. The Gemological Institute of America has stated that many jewelers have found that some purchasers of diamond simulants return to upgrade their jewelry to diamond.

     Based on consumer acceptance of other diamond simulants, the Company believes that a market does exist for a realistic substitute for diamond in jewelry. The Company believes that its products are superior to other commercially available diamond simulants because the physical properties of lab-created moissanite gemstones more closely match those of diamond than any other known gemstone material. There can, however, be no assurance that consumers will accept the Company's products as a substitute for diamond in jewelry or that no other more realistic diamond substitutes will become available. See "Risk Factors -- Undeveloped Markets" and "-- Unproven Acceptance of the Company's Products."

BUSINESS STRATEGY

     The Company has developed a business strategy for achieving commercial production and widespread market acceptance for its lab-created gemstones. The key components of this strategy include:

     Exploit Proprietary Technology. The Company has undertaken a development program with Cree under which Cree is refining its patented core SiC technology in order to produce large lab-grown SiC crystals in the comparable diamond color grades "G" through "J" by a fully repeatable process. See "-- Dependence on Cree and Cree Technology."

     Develop Market Recognition. The Company plans to position its gemstone products as the ideal substitute for diamond. The Company believes that lab-created gemstones will be attractive to working women who desire an affordable alternative to diamond and to middle and upper-income women who desire affordable "everyday" or "security" jewelry. See "-- Marketing and Sales."

     Establish Exclusive Distribution Channels. The Company plans to enter into exclusive distribution agreements in 1998 with selected retail jewelry chains and high-volume independent retail jewelry stores located in certain U.S. cities and is exploring distribution options for the Pacific Rim. Exclusive distribution rights are intended to enable retailers to distinguish themselves from competitors in the highly competitive jewelry market, which the Company believes will encourage the retailers to focus on and promote the sale of the Company's gemstone products. See "-- Marketing and Sales."

     Rapidly Expand Manufacturing Capacity. The Company is committed to rapidly expand the capacity at Cree for producing colorless SiC crystals for gemstones. Although the Company has certain rights under the Exclusive Supply Agreement with Cree to cause Cree to expand capacity as needed to meet the Company's orders for lab-grown SiC crystals, under certain circumstances, Cree's supply obligation may be limited. See "-- Dependence on Cree and Cree Technology" and "-- Manufacturing."

     Optimize SiC Crystal Yield. After a fully repeatable process has been developed for producing SiC crystals in comparable diamond color grades, sizes and volumes desired for initial commercial production of the Company's colorless lab-created moissanite gemstones, Cree will seek to expand SiC crystal size while maintaining crystal color uniformity and volume. This development program is intended to optimize the productivity of the crystal growth process and minimize the per carat materials cost of the Company's colorless lab-created moissanite gemstones. See "-- Dependence on Cree and Cree Technology."

     Provide Reliable Test Instruments. The Company believes that a practical, readily available method of distinguishing colorless lab-created moissanite gemstones from diamond will be needed by persons who are not trained gemologists to prevent fraud, which may aid in establishing market acceptance of the Company's gemstone products. Because the Company's tests indicate that neither visual inspection nor commonly used testing devices reliably distinguish colorless lab-created moissanite gemstones from diamond, the Company has begun to produce a test instrument that distinguishes colorless lab-created moissanite gemstones from diamonds in the colors and clarities most commonly sold by retail jewelers. See "-- Products."

     During the balance of 1997 and the first half of 1998, the Company will continue to monitor closely Cree's program to develop a fully repeatable process for producing SiC crystals with uniform color in the comparable diamond color grades "G" through "J", with at least 50% in the comparable diamond color grades "G" to "H". There can be no assurance that this portion of the development will be accomplished during this time frame or at all. Once the targeted color grades and uniformity are consistently achieved, the Company will continue to closely monitor the on-going development program to increase crystal size while maintaining color grade and uniformity. See "-- Dependence on Cree and Cree Technology."

     If Cree achieves the desired color grades, the Company anticipates placing production orders for SiC crystals with Cree during the balance of 1997 and the first half of 1998 that will require the expansion of Cree's manufacturing capacity through the addition of numerous crystal growth systems. Under the Exclusive Supply Agreement, Cree may elect to pay the cost of building the growth systems itself and build this cost into the price of SiC crystals sold to the Company or to require the Company to pay for the growth systems to be built by Cree and maintained at Cree's facilities. See "-- Dependence on Cree and Cree Technology" and "-- Manufacturing." Because Cree has not indicated which alternative it will elect, the Company has budgeted a portion of the proceeds of this offering to fund the acquisition of the crystal growth systems anticipated to be needed. See "Use of Proceeds," "Risk Factors" and "-- Manufacturing." The Company also anticipates making other equipment purchases of approximately $1.9 million for its own facility. See "Use of Proceeds." During this same time period, the Company will continue to assess whether additional vendors of faceting services are needed and to enter into contracts with vendors to provide such services as needed to meet demand.

     During the remainder of 1997 and the first half of 1998, the Company will be developing its marketing program for introducing gemstone products for sale in the first half of 1998. See "-- Marketing and Sales." Through the balance of 1997, the Company's sales force will continue to implement its strategy for establishing product distribution channels. The Company currently anticipates that it will begin to offer exclusive distribution arrangements in early 1998. Assuming Cree has achieved production of SiC crystals in the comparable diamond color grades, sizes and volumes desired by the Company, the Company will continue to evaluate and select additional retailers or other distribution channels for its products during the remainder of 1998.

MOISSANITE

     Moissanite is a rare, naturally occurring mineral which is found primarily in meteorites. The naturally occurring moissanite that has been found has generally been very small in size and dark green or black in color and is not a commercially viable gemstone material. Therefore, only lab-grown SiC crystals are expected to provide a meaningful source of moissanite for gemstones.

     The Company believes that lab-created moissanite gemstones have numerous features that make them a superior substitute for diamond in jewelry and that will result in market demand for the Company's products. It is generally accepted that, in addition to carat size, the most important characteristics of a gemstone are its beauty and durability. The beauty of a colorless diamond is determined by the absence of color as well as the diamond's brilliance and "fire." The brilliance of a gemstone is measured by its refractive index or the extent to which it reflects light. The "fire" of a gemstone, or the breaking of light rays into the spectrum of colors, is measured by its dispersion. The gemstone's hardness also determines the extent to which brilliance and "fire" can be highlighted by cutting with sharp, highly polished facets. The durability of a gemstone is determined by the gem's hardness, or resistance to scratching, and its toughness, or resistance to chipping or cleaving.

     Because of SiC's physical properties, lab-created moissanite gemstones compare favorably to diamond for beauty and durability. The unique atomic structure of SiC allows it to be grown in a wide variety of colors, including colors within the commercially desirable portion of the diamond grading scale. Colorless lab-created moissanite gemstones display a brilliance very similar to that of diamond, with a refractive index that is greater than diamond and closer to diamond than any other hard mineral. The dispersion of colorless lab-created moissanite gemstones is also higher than diamond. The hardness of lab-created moissanite gemstones is greater than all known gemstone materials except diamond. As a result, lab-created moissanite gemstones, like diamond, can be cut with sharp, highly polished facets that accentuate their brilliance and "fire."

     An initial study indicates that the physical appearance of lab-created moissanite gemstones is quite similar to diamond. In 1996, the Company commissioned a market survey of 30 jewelry stores in the Midwest region of the United States. In the survey, personnel at 28 out of 30 jewelry stores mistakenly identified one of the Company's lab-created moissanite gemstones set in a pendant as diamond. This study represents only one survey, and there can be no assurance that other surveys would provide similar findings or that any commercial market will develop for the Company's products.

     The Company believes that other physical properties of lab-created moissanite gemstones are similar to diamond and will aid in jewelers' acceptance of its products as a diamond substitute. Because the specific gravity, or density, of lab-created moissanite gemstones is very close to that of diamond, the size of a 1 carat lab-created moissanite gemstone is virtually indistinguishable from a 1 carat diamond by the naked eye. In addition, lab-created moissanite gemstones, like diamond, can withstand high temperatures. This property allows jewelers to make extensive repairs to the jewelry setting without removing the stone and to use the same methods that are used to repair diamond jewelry.

     The Company believes that the physical properties of lab-created moissanite gemstones make it a more attractive substitute for diamond than synthetic cubic zirconia. Because it has a lower refractive index than diamond, synthetic cubic zirconia is relatively easy to distinguish from diamond in most applications. The difference is noticeable in larger size round brilliant cut gemstones and particularly in gemstones cut with certain facet arrangements, such as emerald or baguette cut gemstones. In addition, as a result of their relative softness, synthetic cubic zirconia gemstones show signs of wear over time. Substantial degradation of the facets, which does not occur to the same degree in diamond or lab-created moissanite gemstones, results in a marked reduction in brilliance.

     The following table compares the physical properties of lab-created moissanite gemstones with other gemstone materials:

                        GEMSTONE MATERIAL COMPARISON(1)

                                   HARDNESS                   REFRACTIVE                SPECIFIC
      GEMSTONE MATERIAL         (MOHS SCALE)(2)   TOUGHNESS     INDEX      DISPERSION    GRAVITY
      -----------------         ---------------   ---------   ----------   ----------   ---------
Diamond.......................       10             Good*       2.42         .044         3.52
Lab-Created Moissanite(3).....   9.25-9.50        Excellent   2.65-2.69    .090-.104    3.14-3.21
Sapphire & Ruby...............       9            Excellent   1.76-1.78      .018       3.90-4.00
Synthetic Cubic Zirconia......    8.0-8.5           Good      2.09-2.18      .060       5.60-6.06
Emerald.......................      7.5            Poor to    1.56-1.60      .014       2.69-2.75
                                                    Good

---------------

 *  In cleavage direction, otherwise excellent.
(1) Sources: GEMOLOGICAL INSTITUTE OF AMERICA, GEM REFERENCE GUIDE FOR THE GIA COLORED STONES, GEM IDENTIFICATION AND COLORED STONE GRADING COURSES 32-35, 65-82, 87-90 (1995); CORNELIUS S. HURLBURT, JR. & ROBERT C. KAMMERLING, GEMOLOGY 320-324 (2d ed. 1991); KIRK-OTHMER ENCYCLOPEDIA OF CHEMICAL TECHNOLOGY 891-906 (4th ed. 1994); INSTITUTION OF ELECTRICAL ENGINEERS, PROPERTIES OF SILICON CARBIDE 3 (Gary L. Harris, ed., 1995); ROBERT WEBSTER,
    GEMS: THEIR SOURCES, DESCRIPTIONS AND IDENTIFICATION 889-940 (5th ed. 1994);
    W. VON MUENCH, "SILICON CARBIDE" IN LANDOLT-BOEMSTEIN NUMERICAL DATA AND
    FUN-

    CTIONAL RELATIONSHIPS IN SCIENCE AND TECHNOLOGY, NEW SERIES, GROUP III, VOL. 17C, PP. 403-416 AND 585-592 (M. Schultz and H. Weiss, eds., 1984).
(2) The Mohs Scale is approximately logarithmic and quantitative comparisons of different gemstone materials cannot be made directly using the Mohs Scale. Lab-created moissanite gemstones are approximately one-third as hard as diamond and synthetic cubic zirconia is approximately one-sixth as hard as diamond. Lab-created moissanite gemstones are approximately twice as hard as synthetic cubic zirconia.
(3) The physical properties of lab-created moissanite gemstones set forth in the preceding table utilized materials from SiC crystals produced by parties other than the Company or Cree. These crystals had various sizes, colors and atomic structures that the Company believes made them unsuitable for use as a diamond substitute. The Company has conducted tests on the hardness, toughness and refractive index of samples of its lab-created gemstones, and the results of these tests are consistent with the results reported in this table. Because Cree and the Company have not yet developed a fully repeatable process for producing gemstone quality SiC crystals in the comparable diamond color grade range of "G" through "J", the specific properties of the lab-created moissanite gemstones that will eventually be commercialized are not now known. However, the Company believes that the physical properties of its lab-created moissanite gemstones will fall within the ranges of the lab-created moissanite shown in this table.

PRODUCTS

     The Company expects to sell lab-created moissanite gemstones of 1/2 to 1 carat primarily in the comparable diamond color grade range of "G" through "J" and in the comparable diamond clarity grade range of Flawless through Slightly Included. Cree has grown pilot samples of SiC crystals in these colors and clarities and has undertaken a significant development program, funded by the Company, to develop a fully repeatable process to grow SiC crystals in the desired color, size and volume. If Cree is not successful in its development efforts, the Company intends to manufacture, from SiC crystals grown by Cree using its existing processes, and sell lab-created moissanite gemstones primarily in colors lower than its target color grade range and primarily in sizes smaller than 1/2 carat but at significantly lower average selling prices. The development efforts for such smaller, less expensive stones has been completed, and no significant barriers exist to prevent the Company from manufacturing and selling such stones, if necessary. There can be no assurance that Cree will successfully complete its planned development efforts or that a market will develop for lab-created gemstones of any color or size.

     The Company currently intends to sell only loose lab-created gemstones rather than finished jewelry products. See "-- Distribution, Marketing and Sales." Initially, the Company plans to market round brilliant cut stones, which are frequently used in rings, earrings, pendants and bracelets. Over time, the Company may elect to expand its product lines by offering additional cuts or colored lab-created gemstones. To date, Cree has produced pilot samples of gemstone quality SiC crystals in green, blue and amber.

     The Company has not yet determined the price at which it will market its products. As the Company seeks to establish distribution channels, it is conducting preliminary market research in its target markets. The Company intends to determine the price of its lab-created gemstones after assessing the response from its potential customers. There can be no assurance that the Company will be able to sell its products at the prices ultimately established by the Company or at any other prices that would be profitable to the Company.

     Gemstone test instruments most commonly used by jewelry experts rely on thermal properties to distinguish diamond from other gemstones or diamond simulants such as synthetic cubic zirconia. Because the thermal properties of lab-created moissanite gemstones are relatively close to those of diamond, such instruments have not, to date, been able to reliably differentiate between diamond and lab-created moissanite gemstones. Although gemologists trained in the physical properties of lab-created moissanite gemstones may find a number of ways to distinguish lab-created moissanite from diamond, the Company believes there will be a need to introduce a readily available moissanite/diamond test instrument concurrent with the introduction of lab-created moissanite gemstones to help prevent fraud. The availability of this type of test instrument also may aid market acceptance of its lab-created gemstones.

     The Company anticipates introducing its moissanite/diamond test instrument for sale during the first half of 1998. This instrument, which distinguishes moissanite gemstones from diamonds in the colors and clarities most commonly sold by retail jewelers, would be used in conjunction with existing thermal test instruments. A patent application by the Company is pending for this moissanite/diamond test instrument. There can be no assurance that a market will develop for the Company's test instrument or that other readily available means will not be developed which can effectively distinguish lab-created moissanite gemstones from diamond.

DEPENDENCE ON CREE AND CREE TECHNOLOGY

     Cree, the Company's source for development and supply of lab-grown SiC crystals, has developed or licensed numerous patented processes for the growth of SiC crystals. The technology was initially developed for SiC uses in semiconductors. The founders of the Company recognized the potential use of SiC crystal for lab-grown gemstones, and the Company has obtained the exclusive right to purchase SiC crystals from Cree for gemstones and gemological instrumentation. The Company believes that Cree is the only producer of SiC crystals in sizes suitable for commercial production of gemstones. In addition, Cree is the only producer of SiC known by the Company to be developing colorless SiC crystals suitable for use as a diamond substitute.

     Cree has significant proprietary rights related to its processes for growing SiC crystals. Cree has an exclusive license on the patent for a process of growing large single crystals of SiC. This patent expires in years ranging from 2006 to 2011, depending on the country in which issued. In addition, Cree has other patents relating to aspects of its SiC crystal growth process. To further protect its proprietary SiC crystal growth process, Cree internally produces, with proprietary confidential technology, the crystal growth systems used in its SiC crystal production. In addition, Cree has a pending patent application for a process of growing colorless SiC crystals. The Company has a royalty-free, perpetual license for the use in gemstone applications of the technology covered by this pending patent application.

     The Company's success and ability to compete is heavily dependent upon Cree's proprietary technology. However, there can be no assurance that Cree will be able to protect its proprietary technology from disclosure or that others will not develop technologies that are similar or superior to its technology. See "Risk Factors -- Dependence on Intellectual Property."

     On June 6, 1997, the Company entered into the Exclusive Supply Agreement and a Development Agreement (the "Development Agreement") with Cree. Under the Development Agreement and the Exclusive Supply Agreement, the Company has concentrated both its development expenditures and its source of supply for SiC crystals with Cree. As a result, the business of the Company will be highly dependent on Cree's performance under these agreements. The processes and other technology developed by Cree under the Development Agreement are expected to have application in Cree's development of SiC technology generally, will be owned by Cree and will be available to Cree for all uses other than gemstone applications. In addition, the payment terms under the Exclusive Supply Agreement provide margins and certain financial incentives to Cree that the Company believes provide appropriate business and economic incentives for Cree to perform its obligations under the Development Agreement and the Exclusive Supply Agreement.

     Under the Development Agreement, Cree is developing a fully "repeatable process" for producing SiC crystals in comparable diamond color grades "G" through "J", with at least 50% in the "G" to "H" range. To date, Cree has repeatedly produced crystals of consistent, uniform quality in the comparable diamond color grades "L" through "N" and has produced samples in the comparable diamond color grades "G" through "K". If Cree has not developed a fully "repeatable process" by January 1, 1998, during the 10-day period ending on January 10, 1998, the Company may elect to reduce its funding obligations under the Development Agreement by 50% or terminate the Development Agreement. The Development Agreement also establishes additional milestones for crystal production in future years, and the Company has the right to terminate the Agreement if those milestones are not met by Cree. The Development Agreement also provides for a five-year focused development effort by Cree to increase crystal size while maintaining color grade and uniformity. Provided the target specifications for crystal size and color grade are met, over the five-year period of the Development Agreement the Company could be obligated to fund approximately $12 million of development work. See "Use of Proceeds."

     Under the Exclusive Supply Agreement, Cree has agreed not to sell moissanite crystals for gemstone uses to anyone other than the Company. The Company has agreed to purchase from Cree at least 50%, by dollar volume, of the Company's requirements for SiC material for the production of gemstones in each calendar quarter. Cree is obligated to supply this amount of material to the Company. Although the Company is obligated to purchase only 50% of its requirements from Cree, the Company does not believe there are any other alternative sources of supply for SiC crystals suitable for gemstones. Therefore, the Company expects to be dependent on Cree as its sole source of supply of SiC crystals. The price for SiC crystals is set at Cree's loaded manufacturing cost plus a margin, which margin may increase if the price of crystals declines below a specified amount.

     Cree will have to build additional crystal growth systems in order to meet the Company's anticipated SiC crystal requirements. Under the Exclusive Supply Agreement, Cree may elect to have the Company purchase the additional growth systems that will be needed or to fund the costs on its own and recoup its costs by incorporating the costs of the systems into the cost of the SiC crystals purchased by the Company. If the Company funds the costs of the crystal growth systems, Cree must supply the Company with 100% of the output from these systems. If Cree elects to fund the cost of these additional growth systems on its own, there can be no assurance that Cree will supply the Company with all of the output from these crystal growth systems or fill all of the Company's orders. Any delay or reduction in the availability of SiC crystals could delay or limit the Company's ability to deliver and sell its lab-created gemstones, which would have a material adverse effect on the Company.

     The Exclusive Supply Agreement also restricts the Company from entering into numerous types of arrangements with identified parties. See
"-- Distribution, Marketing and Sales" and "Description of Capital
Stock -- Certain Anti-Takeover Provisions." The Exclusive Supply Agreement has an initial term of ten years, which may be extended for an additional ten years by either party if the Company orders in any 36-month period SiC crystals with an aggregate purchase price in excess of $1.0 million. The Company expects to meet this order threshold and to extend the term of the Agreement.

     Cree is also the sole supplier of a component of the Company's moissanite/diamond test instrument that is proprietary to Cree. If Cree were to fail to deliver this component, as required, the Company would not be able to manufacture its test instrument. A lack or shortage of test instruments could impact market acceptance of the Company's lab-created moissanite gemstones.

     The President of the Company and one of the founders of the Company are the brothers of the Chief Executive Officer of Cree. After this offering, Cree and certain of its officers and directors will own approximately 3.9% of the outstanding Common Stock. See "Certain Transactions."

INTELLECTUAL PROPERTY OF THE COMPANY

     The Company has applied for a number of patents related to the production of lab-created moissanite gemstones. The Company has pending patent applications for lab-created moissanite gemstones and its moissanite/diamond test instrument. Although the Company intends to vigorously prosecute all its patent applications, there can be no assurance that such actions will be successful, that any patents will be issued, that such patents, if issued, will not be challenged, invalidated or circumvented or that such patents, if issued, will have any competitive or commercial value.

     The Company's success and ability to compete successfully is heavily dependent upon its proprietary technology. In addition to its pending patents, the Company relies on trade secret law and employee, consultant and customer confidentiality agreements to protect certain aspects of its technology. There can be no assurance that the Company will be able to protect its proprietary technology from disclosure or that others will not develop technologies that are similar or superior to its technology. See "Risk Factors -- Dependence on Intellectual Property."

     While the Company has not received any claims that its products or processes infringe on the proprietary rights of third parties, there can be no assurance that third parties will not assert such claims against the Company with respect to its existing and future products. In the event of litigation to determine the validity of any third party's claims, such litigation could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company. In the event of an adverse result of any such litigation, the Company could be required to expend significant resources to develop non-infringing technology or to obtain licenses to, and pay royalties on the use of, the technology which is the subject of the litigation. There can be no assurance that the Company would be successful in such development or that any such license would be available on commercially reasonable terms.

MANUFACTURING

     The production of lab-created moissanite gemstones includes (i) growing SiC crystals, (ii) cutting crystals into preforms that will yield gemstones of an approximate carat size, (iii) faceting preforms into gemstones and (iv) inspecting, sorting and grading faceted gemstones. The processes for SiC crystal growth are under continuing development by Cree, and the Company is engaged in pilot production of lab-created moissanite gemstones at its own facilities as part of its product development efforts.

     Growth of SiC Crystals. The Company intends to source all of its SiC crystals from Cree under the Exclusive Supply Agreement for the foreseeable future. See "-- Dependence on Cree and Cree Technology."

     In connection with the anticipated market introduction of its lab-created gemstones in the first half of 1998, the Company has placed a contingent order with Cree for a number of SiC crystals that the Company believes will exceed the capacity of the crystal growth systems now in use. The order is contingent on Cree meeting the milestones under the Development Agreement for color range and on the Company's successful completion of this offering. Cree has not yet informed the Company whether Cree will purchase some or all of the additional crystal growth systems or require the Company to do so. If Cree's development milestones are met, the Company would also place orders for a number of crystals in the remainder of 1998 and following years that it believes would require the use of a significant number of additional crystal growth systems. There can be no assurance that Cree will meet its development milestones or that the Company will be able to sell lab-created moissanite gemstones in accordance with its objectives.

     In an effort to have adequate quantities of its lab-created gemstones available to meet anticipated market demand, the Company expects to place orders with Cree for SiC crystals in advance of actual demand for the product. As a result, the Company may spend significant amounts of its capital to acquire additional crystal growth systems or purchase SiC crystals at a time when there is no existing demand to justify such expenditures. If the Company underestimates demand, the Company may be unable to rapidly increase its production of lab-created moissanite gemstones to satisfy the demand as a result of the several months that may elapse between the Company placing an order for crystals and the time that additional growth systems needed could begin producing crystals.

     Preforms. The Company divides all SiC crystals through slicing and dicing processes into preforms in carat sizes suitable for faceting into predetermined calibrated-size gemstones. The Company plans to acquire readily available automated and computerized equipment used in the semiconductor industry to slice and dice crystals into preforms. The Company believes that this equipment will enable it to maximize, with minimal additional investment or employee training, the number of preforms obtained from each SiC crystal.

     Faceting Gemstones. The faceting of preforms is a critical stage in obtaining quality gemstones. The techniques and skills used in faceting lab-created moissanite gemstones differ somewhat from those used in faceting diamonds. The Company intends to outsource all faceting of gemstones for commercial production and will continue internal faceting for research and development. The Company has entered into an agreement with John M. Bachman, Inc. ("JMB") under which an affiliate of JMB will facet lab-created moissanite preforms. Pursuant to this agreement, the Company has advanced certain funds to JMB to expand production capability at its affiliate. The Company has committed to supply certain minimum quantities of preforms to JMB, and JMB has agreed to have such quantities faceted to mutually agreed specifications at agreed upon prices. The agreement renews annually unless sooner terminated by either party upon no less than 60 days notice prior to the end of the then applicable term or due to breaches of the agreement or the occurrence of certain other events. Under this agreement, JMB has agreed to grant, and to cause its affiliates to grant, to the

Company a perpetual, non-exclusive, royalty-free license to use any inventions or proprietary information developed by or for JMB or its affiliates that is useful in the faceting of lab-created moissanite gemstones.

     The Company has identified two additional suppliers of faceting services, has qualified their faceting skills on a sample basis and intends to assess these other vendors' production capabilities over the next year. There is, however, no assurance that these vendors will be suitable for reliable supply arrangements or that the Company will be able to enter into agreements with these additional vendors or with other reliable, quality faceting providers on terms acceptable to the Company. Even if these agreements can be reached, the Company intends during the early stages of commercialization of its products to source faceting services primarily from JMB and will be dependent on JMB's ability to provide an adequate quantity of quality faceted lab-created moissanite gemstones. The Company has not begun placing commercial production orders with JMB, and therefore is unable to assess, with certainty, whether JMB will be able to produce faceted lab-created moissanite gemstones to the Company's quality specifications and within the Company's quantity and time requirements.

     Inspection, Sorting and Grading. Faceted lab-created moissanite gemstones are returned to the Company for inspection, sorting and grading. During this stage, specially trained personnel individually examine and grade each faceted lab-created moissanite gemstone for color, cut and clarity to ensure that it meets the Company's quality control standards. This phase of manufacturing is relatively labor-intensive and requires skills not readily available in the general work force. There can be no assurance that the Company will be able to hire or retain sufficient numbers of appropriately skilled personnel for this phase of manufacturing.

     Test Instrument. The Company has contracted with an unaffiliated third party for the assembly of the moissanite/diamond test instrument from components produced by third parties. The Company believes that, other than with respect to the chip described below, the components and assembly functions would be readily available from a wide variety of other suppliers. The test instrument relies upon a proprietary semiconductor chip that the Company obtains from Cree under a letter agreement dated February 12, 1996 which expires in 2016 (the "Instrument Agreement"). The Instrument Agreement obligates the Company to purchase all of the chips used in the test instrument from Cree and gives the Company the exclusive right to purchase those chips from Cree. The Company will pay Cree a royalty of 2 1/2% of net sales of all test instruments incorporating the Cree chip.

DISTRIBUTION, MARKETING AND SALES

     The Company plans to introduce 1/2 to 1 carat round brilliant lab-created moissanite gemstones for sale in certain large cities in the United States and Pacific Rim in the first-half of 1998. The Company has targeted the United States and the Pacific Rim because it believes that these markets represent a significant portion of the worldwide jewelry market and are markets that are relatively accepting of diamond substitutes. In connection with the planned product introduction, the Company has begun pre-qualifying selected retail jewelry chains and high-volume independent retail jewelry stores in targeted U.S. cities as exclusive distributors and is exploring distribution options in the Pacific Rim. The Company is currently evaluating the most appropriate structure for the exclusive distribution agreements and may, in certain circumstances, enter into other types of distribution agreements. The final selection of retailers and the nature and scope of the exclusive arrangements will be based on the responses received by the Company. The Company currently anticipates that it will begin to offer exclusive distribution arrangements in early 1998.

     The Company believes that marketing loose stones will allow retail jewelers to individually select the most appropriate jewelry settings for their individual market areas. The sale of round brilliant cut stones also provides the jeweler with a wide range of uses for the stones in rings, earrings, pendants and bracelets. However, consumer perception and acceptance of the Company's products will be directly impacted by the quality, design and workmanship of the settings chosen by the retailers, and the Company will have no control over these individual decisions.

     The Company believes that exclusive distribution agreements will provide retailers with an opportunity to earn a profit margin that compares favorably to other jewelry products and will allow the retailer to distinguish its product line from other jewelers in the highly competitive retail jewelry market. The Company also believes that the profit margins associated with its products will create incentives for these retailers to maximize their sales and promotions efforts resulting in additional consumer demand for the Company's lab-created gemstones. As the Company's supply of lab-created moissanite gemstones increases, the Company plans to increase the number of markets in which its products are available and the number of retailers handling its products. After the introduction of lab-created moissanite gemstones in its target markets, the Company's sales staff will divide its time between providing sales support to its existing network of retailers and entering into new target markets and new distribution arrangements.

     The Company plans to market its moissanite/diamond test instrument directly to jewelers, gemologists and pawnbrokers. Distribution of the test instrument will be supported by direct mailings and advertisements in trade publications. The Company may retain non-exclusive distributors to distribute the test instrument in some markets or enter into other distribution agreements as it deems appropriate.

     The Exclusive Supply Agreement prohibits the Company, without Cree's consent, from entering into exclusive marketing or distribution agreements with DeBeers or any party that Cree reasonably believes is affiliated with DeBeers; the Central Selling Organization (the international cartel of diamond producers); any party whose primary business is the development, manufacture, marketing or sale of diamond gemstones; or any non-gemstone and non-jewelry industry competitor of Cree. These provisions may limit the avenues of distribution potentially available to the Company and could prevent the Company from entering into certain potentially profitable transactions.

     The Company intends to develop a comprehensive marketing strategy to support the introduction of its products in its target markets. The Company's marketing efforts are expected to highlight the similarities of lab-created moissanite gemstones and diamond and contrast their relative prices. The Company expects to develop advertising campaigns for the jewelry trade and for the consumer because the Company believes that a successful introduction of its lab-created gemstones is dependent upon having a network of retailers committed to aggressively market the Company's products. The Company's marketing strategy is expected to include cooperative advertising with jewelers or other distributors, point of purchase displays, jeweler or distributor training in selling lab-created moissanite gemstones and providing other marketing support services. In addition, the Company's corporate communications manager is responsible for developing media interest in and generating positive media reports on lab-created moissanite gemstones.

COMPETITION

     Competition in the market for gemstones is intense. The Company's lab-created moissanite gemstones compete with natural and treated diamonds and existing synthetic gemstones such as synthetic cubic zirconia presently in commercial distribution. The Company may also face competition from additional gemstones such as synthetic diamonds, synthetic diamond films and other sources of synthetic moissanite not presently available in colors, sizes and volumes suitable for use as gemstones. Most of the suppliers of diamonds and existing synthetic gemstones, as well as the potential suppliers of other synthetic gemstones, have substantially greater financial, technical, manufacturing and marketing resources and greater access to distribution channels than the Company.

     The worldwide market for uncut diamonds is significantly consolidated through the Central Selling Organization, a cartel led by DeBeers. The cartel has a major impact on the worldwide supply and pricing of diamonds at both the wholesale and retail levels. Although the Company believes that its gemstones will appeal primarily to the consumer who would not otherwise purchase comparable diamond jewelry, diamond producers may undertake additional marketing or other activities designed to protect the diamond jewelry market against sales erosion from consumer acceptance of lab-created moissanite gemstones.

     Synthetic diamond in gemstones or film form may also become available in the marketplace as an alternative to the Company's gemstones. Synthetic diamonds are regularly produced for industrial applications, and the primary producers of these synthetic diamonds are DeBeers, Sumitomo and GE. There are also a number of Russian producers of synthetic diamonds for industrial uses. The Company believes that gemstone grade synthetic diamonds presently cannot be produced at prices competitive with those expected to be offered for the Company's colorless lab-created moissanite gemstones. There could, however, be technological advances that would enable competitively priced synthetic diamonds of comparable grade to be offered.

     Currently, synthetic diamond films can be grown at commercially viable prices in thicknesses that can be applied to other surfaces. The films, however, adhere well to only a few minerals such as diamond, silicon and SiC (moissanite). If the technology to attach a synthetic diamond film to other colorless minerals is improved, the resulting film-covered gemstone could compete with moissanite as a substitute for diamond.

     The Company's products will face competition from synthetic cubic zirconia, the principal existing diamond simulant. Two of the largest producers of synthetic cubic zirconia gemstones are D. Swarovski & Co. and Golay Buchel. In addition, there are a significant number of other producers of synthetic cubic zirconia jewelry. Three of the largest retailers of synthetic cubic zirconia jewelry in the United States are QVC, Home Shopping Network and Wal-Mart. Some of the major retailers of synthetic cubic zirconia, including QVC, have captive manufacturing divisions that produce synthetic cubic zirconia jewelry. These producers and sellers may see their markets being eroded by the introduction of the Company's lab-created moissanite gemstones. The Company believes that price is the primary basis upon which these products will compete with its lab-created moissanite gemstones.

     Although the Company believes that its products have a proprietary position, it could face competition from other companies who develop competing SiC technologies. Some of these technologies could be spawned by SiC used for other industrial applications. Manufacturers of industrial SiC products include The Carborundum Corporation (abrasive uses) and Cree, Siemens AG, ABB and Northrup Grumman Corporation (semiconductor uses). The Company believes that Cree is presently the only supplier of SiC crystals in colors, sizes and volumes suitable for gemstone applications and believes that the patents owned or pending by Cree or the Company provide substantial technological and cost barriers to other companies' development of colorless lab-created moissanite gemstones. It is possible, however, that these or other producers of SiC could develop, by other processes, SiC crystals suitable for gemstone applications and, if developed, these SiC crystals could be used by others to produce lab-created moissanite gemstones.

     The Company intends to compete primarily on the basis that the unique qualities of its lab-created moissanite gemstones provide a substitute for diamond that is superior to existing substitutes at a significant cost advantage to diamond. Its ability to compete successfully is dependent on its ability to:
(i) achieve jeweler and consumer acceptance of its products; (ii) obtain quantities of lab-grown SiC crystals in acceptable color and quality from Cree;
(iii) obtain reliable and high quality faceting services from third parties;
(iv) respond to market entries of other gemstone materials with technological or cost improvements; and (v) meet consumer demand for its lab-created moissanite gemstones. There can be no assurance that the Company will be able to obtain the materials and services needed to deliver its products or to otherwise be able to compete successfully in the marketplace.

GOVERNMENT REGULATION

     The Company's products will be subject to regulation by the FTC. The FTC has issued regulations and guidelines governing the marketing of diamond simulants and substitutes that require diamond simulants and substitutes to be clearly identified as such in any promotional or marketing materials. While the Company intends to comply fully with all FTC regulations, there can be no assurance that the FTC or a competitor will not challenge the Company's promotional or marketing activities. Such a challenge could result in significant expense to the Company and divert the efforts of the Company's management and marketing personnel, whether or not such challenge is resolved in favor of the Company. If the Company's actions were found to be in violation of FTC regulations, the Company could be forced to suspend marketing and sales of its products and could incur significant expenses in developing new marketing strategies and materials that would not violate FTC regulations. There can be no assurance that the Company would be successful in developing new marketing strategies and materials that would comply with FTC regulations or that such strategies, once developed, would allow the Company to market its products profitably.

FACILITIES

     The Company leases approximately 12,700 square feet of mixed use space (general office, light manufacturing and laboratory) in the Research Triangle Park area of North Carolina from an unaffiliated third party. The Company believes that comparable mixed use space could be obtained from other parties on terms substantially the same as the Company's current lease. This space is considered by management to be sufficient for the Company's foreseeable needs over the next 12 to 24 months.

EMPLOYEES

     At September 29, 1997, the Company had 24 full-time employees, two part-time employees, three temporary employees and two independent contractors. The Company believes that its future prospects will depend, in part, on its ability to obtain additional management, scientific and technical personnel. Competition for such personnel is intense, and the number of persons with relevant experience is limited. None of the Company's employees is represented by a labor union. The Company believes that its employee relations are good.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers, nominees for director and key employees of the Company are as follows:

DIRECTORS AND EXECUTIVE OFFICERS               AGE                 POSITION
--------------------------------               ---                 --------
Jeff N. Hunter...............................  40    President and Chairman of the Board
Mark W. Hahn.................................  35    Chief Financial Officer, Treasurer
                                                     and Secretary
Martin J. DeRoy..............................  50    Vice President of Marketing
Thomas G. Coleman............................  37    Director of Technology
Kurt Nassau..................................  70    Director
Howard Rubin.................................  72    Director
Frederick A. Russ............................  53    Director
Kurt Leutzinger..............................  46    Director Nominee
David B. Stewart.............................  34    Director Nominee
Ollin B. Sykes...............................  46    Director Nominee
KEY EMPLOYEES
---------------------------------------------
Renee McCullen...............................  38    Director of Sales
Earl R. Hines................................  60    Director of Manufacturing

     JEFF N. HUNTER, one of the founders of the Company, has served as the Company's President and Chairman of the Board since June 1996 and as a director since the Company's inception in June 1995. Mr. Hunter served as Treasurer and Secretary of the Company from June 1995 to June 1996. From July 1980 to May 1996, he was employed in various capacities with North Carolina State University, including as Director of Business, Finance and Research Administration for the College of Engineering. Mr. Hunter received his Master of Science degree in management science from North Carolina State University.

     MARK W. HAHN has served as the Chief Financial Officer of the Company since October 1996 and as Treasurer and Secretary since August 1997. From January 1984 to October 1996, Mr. Hahn was employed with Ernst & Young LLP, including as Senior Manager in the Entrepreneurial Services Group. He earned his Bachelor of Business Administration degree with concentrations in accounting and finance from the University of Wisconsin in Milwaukee and is a Certified Public Accountant.

     MARTIN J. DEROY has served as Vice President of Marketing since September 1997. From October 1990 to September 1997, Mr. DeRoy was employed as Marketing Director of Friedman's Inc., a retail jewelry chain with approximately 375 stores. He earned a Bachelor of Science degree in business administration, with a major in advertising and public relations and a minor in marketing and merchandise, at Youngstown State University.

     THOMAS G. COLEMAN has served as Director of Technology of the Company since March 1997. From August 1996 to March 1997, Mr. Coleman provided technical consulting services to the Company. Mr. Coleman co-founded Cree and was employed by Cree as a senior process development engineer from December 1987 to July 1995. He earned an electronic technology degree from Patterson Technical College.

     KURT NASSAU has served as a director of the Company since August 1996 and has provided consulting services to the Company since April 1997. Since August 1990, Dr. Nassau has served as the President of Nassau Consultants where he specializes in advising companies on gemology and color. Dr. Nassau is a former Distinguished Research Scientist with AT&T Bell Labs and is the author of 16 patents and 4 books on gemology and the science of color. Dr. Nassau earned his Ph.D. in physical chemistry at the University of Pittsburgh and is a former 20-year member of the Board of Governors of the Gemological Institute of America.

     HOWARD RUBIN became a director of the Company in November 1996 and a consultant to the Company in February 1997. Since 1992, he has served as President of GemDialogue Systems, Inc., a consulting company which provides jewelry appraisal and gemological training services to jewelers and business process improvement services to jewelry manufacturers. Mr. Rubin received a graduate gemology degree from the Gemological Society of America in 1959.

     FREDERICK A. RUSS has served as a director of the Company since November 1996. Dr. Russ has served as Dean of the College of Business Administration at the University of Cincinnati since September 1994. From July 1989 to September 1994, he was Marketing Department Head and Professor of Marketing at the University of Cincinnati. Dr. Russ served on the Board of Directors of Cree from 1988 to 1992. He earned his Ph.D. in industrial administration at Carnegie-Mellon University.

     KURT LEUTZINGER has been nominated and has consented to serve as a director of the Company. It is anticipated that Mr. Leutzinger will be elected a director of the Company at a special shareholders meeting in October 1997 (the "Special Meeting"). Since July 1997, Mr. Leutzinger has been employed as Vice President of Finance and Chief Financial Officer of Abgenix, Inc., a company engaged in the business of antibody therapeutics. From June 1987 to July 1997, he was Vice President and Portfolio Manager for GE Investment Corporation ("GEIC"), a wholly owned investment management subsidiary of General Electric Company. Mr. Leutzinger earned a Master of Business Administration degree in finance from New York University.

     DAVID B. STEWART has been nominated and has consented to serve as a director of the Company. It is anticipated that Mr. Stewart will be elected a director of the Company at the Special Meeting. Since November 1992, Mr. Stewart has held various positions at GEIC and currently is an Investment Manager in its Private Equity Group. He earned his Bachelor of Arts degree in economics from the University of New Hampshire.

     OLLIN B. SYKES has been nominated and has consented to serve as a director of the Company. It is anticipated that Mr. Sykes will be elected a director of the Company at the Special Meeting. Since December 1984, he has served as the president of Sykes & Company, P.A., a regional accounting firm specializing in accounting, tax and financial advisory services. Mr. Sykes earned his Bachelor of Science degree in accounting at Mars Hill College and is a Certified Public Accountant and a Certified Management Accountant.

     RENEE MCCULLEN has served as Director of Sales of the Company since August 1997. From May 1983 to September 1996, she was employed in various capacities with Art Carved Class Rings, a company engaged in the wholesale jewelry business, most recently as Regional Vice President and Regional Sales Manager. Ms. McCullen earned a Bachelor of Science degree in business administration, with a concentration in marketing, at East Carolina University.

     EARL R. HINES has served as Director of Manufacturing of the Company since March 1997. From April 1996 to March 1997, Mr. Hines was a lapidary consultant to the Company. From March 1990 to March 1997, Mr. Hines owned and operated GemCrafters of Raleigh, a business that focused on cutting colored gemstones and repairing and appraising jewelry. Mr. Hines retired from IBM in 1990 with more than 30 years of service, including as Manufacturing Systems Manager.

     The Company, C. Eric Hunter, a founder and beneficial owner of 17.8% of the Common Stock outstanding after this offering, General Electric Pension Trust ("GEPT") and certain other shareholders of the Company are party to a shareholders agreement (the "Shareholders Agreement"). Under the Shareholders Agreement, as long as GEPT owns shares of Common Stock or Series B Preferred Stock, Mr. Hunter and the other shareholders who are parties to the Shareholders Agreement have agreed to vote all of their shares of Common Stock in favor of the election of one individual designated by GEPT as a director. The Shareholders Agreement further provides that, after the consummation of this offering and so long as GEPT owns shares of Common Stock, the Company will (i) nominate and recommend for election as a director one individual designated by GEPT who shall be reasonably acceptable to the Company, (ii) if a GEPT nominee is not a director, provide GEPT's designee with a copy of any information distributed to the Board and allow that designee to attend and participate, but not vote, in all meetings of the Board and (iii) not increase the size of the Board without GEPT's consent, which will not be unreasonably withheld. GEPT has consented to an increase in the size of the Board to seven directors. Mr. Stewart has been nominated as a director pursuant to the Shareholders Agreement for election to the Board at the Special Meeting. The Shareholders Agreement will terminate on the earlier of (i) March 28, 2007 or (ii) the date on which GEPT no longer owns any shares of Common Stock or Series B Preferred Stock.

     Directors are elected annually to serve for one-year terms and until their successors are duly elected and qualified. Executive officers of the Company are appointed annually by the Board of Directors and serve until their successors are elected and qualified. Mr. Sykes is a second cousin once removed of Jeff N. Hunter. Otherwise, there are no family relationships among any of the directors or officers of the Company.

BOARD COMMITTEES

     The Board of Directors presently has a standing Executive Committee and intends to appoint at a meeting in October 1997 two additional standing committees: a Compensation Committee and a Finance and Audit Committee. The Executive Committee is authorized to act on behalf of the Board during the intervals between meetings of the full board subject to certain statutory restrictions. Jeff N. Hunter and Kurt Nassau compose the Executive Committee. The Compensation Committee will recommend to the Board the compensation of the officers and salaried employees of the Company and, upon delegation of such authority from the Board, will administer the Company's stock option plans. See "-- Stock Option Plans." The Finance and Audit Committee will be responsible for reviewing and evaluating the Company's financing plans, reviewing the scope and results of audits and other services provided by the Company's independent accountants and determining the adequacy of the Company's internal controls and other financial reporting matters. Each committee has or will have at least two non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     To date, the Board of Directors has made all determinations with respect to executive officer compensation. No interlocking relationships exist between the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Dr. Nassau and Mr. Rubin each have a consulting agreement with the Company. See "-- Compensation of Directors." Dr. Nassau has purchased and holds securities of the Company. See "Certain Transactions" and "Principal Shareholders."

COMPENSATION OF DIRECTORS

     The Company does not presently pay cash fees to its directors but does reimburse all non-employee directors for expenses incurred in their capacity as directors. The Company has granted to each non-employee director and director nominee or, in the case of the GEPT nominee, to GEPT options to purchase an aggregate of 30,560 shares of Common Stock. Options to purchase 25,560 shares were granted under the 1996 Option Plan (the "1996 Directors Options") and options to purchase 5,000 shares were granted under the 1997 Omnibus Plan, subject to shareholder approval of the 1997 Omnibus Plan and the consummation of this offering (the "1997 Directors Options").

     The 1996 Directors Options become exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant, although some of these options will vest in full on December 31, 1997 if this offering is completed prior to that date. The 1996 Directors Options were granted at the prices and on the dates described below. In July 1996, Dr. Nassau was granted an option to purchase 17,040 shares at an exercise price of approximately $1.88 per share. In September 1996, Mr. Rubin was granted an option to purchase 17,040 shares at an exercise price of approximately $2.70 per share. In October 1996, Dr. Russ was granted an option to purchase 17,040 shares at an exercise price of approximately $2.70 per share. In April 1997, GEPT was granted an option to purchase 17,040 shares at an exercise price of approximately $3.45 per share. In July 1997, GEPT, Dr. Nassau, Mr. Rubin and Dr. Russ were each granted an option to purchase 8,520 shares at an exercise price of approximately $4.81 per share and Messrs. Leutzinger and Sykes were each granted an option to purchase 25,560 shares at an exercise price of approximately $4.81 per share. The options granted in July 1997 to GEPT and the non-employee directors will become exercisable in full on December 31, 1997 if this offering is completed prior to that date. See "-- Stock Option Plans -- 1996 Option Plan."

     The 1997 Directors Options were all granted in September 1997 at an exercise price equal to the initial public offering price of the shares of Common Stock offered hereby. Fifteen percent of each of the 1997 Directors Options vest on the date of the consummation of this offering. The remaining 85% of each of the 1997 Directors Options vests in the event the Company achieves certain specified sales, earnings or margin criteria prior to December 31, 2001. Each of the 1997 Directors Options expires on the tenth anniversary of the date of grant. See "-- Stock Option Plans -- 1997 Omnibus Plan."

     In February 1997, the Company entered into a letter agreement with GemDialogue Systems, Inc., a corporation owned by Mr. Rubin ("GSI"), pursuant to which Mr. Rubin provides consulting services to the Company on staff training in gemological and jewelry trade skills, market research and other matters. Under the letter agreement, the Company pays GSI a monthly retainer of $1,000 and Mr. Rubin is obligated to provide two days of consulting per month. GSI is also entitled to be reimbursed for any expenses incurred in connection with Mr. Rubin's consulting activities. The Company will pay GSI $500 per day for any consulting services in excess of two days per month. If the Company does not require two days of consulting time in any given month, the excess time accumulates, and the Company has the option of waiving the monthly retainer until the accumulated time has been used or extending the term of the letter agreement without charge until the accumulated time is used. The letter agreement has an initial term of one year. At September 22, 1997, the Company had paid GSI a total of $7,000 (excluding expense reimbursements) and there were no accumulated days of unused consulting time. In September 1997, as additional consideration for consulting services, the Company issued Mr. Rubin an option to purchase 15,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options.

     The Company entered into a letter agreement with Dr. Nassau effective April 1997 pursuant to which Dr. Nassau provides consulting services to the Company on gemstone color, gemological science and other matters. The terms of the letter agreement with Dr. Nassau are substantially the same as the terms of the letter agreement with GSI. At September 22, 1997, the Company had paid Dr. Nassau a total of $4,750 (excluding expense reimbursements) and there were no accumulated days of unused consulting time. In September 1997, as additional consideration for his consulting services, the Company issued Dr. Nassau an option to purchase 15,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options.

     Dr. Nassau is also assisting the Company in the development of certain of its intellectual property and inventions and, in May 1997, executed an agreement with the Company whereby he agreed to assign to the Company all intellectual property rights concerning the development, manufacture, production, design or marketing of any consumer or industrial applications for SiC created by him. The agreement also provides that, for a one year period beginning on the termination of his service as a director of the Company, Dr. Nassau will not serve as an officer, director, engineer, designer or manager of any entity that engages in the business of developing, manufacturing, producing, designing or marketing SiC material as gemstones or gemological testing instruments. The Company granted Dr. Nassau an option to purchase 25,560 shares of Common Stock at an exercise price of approximately $3.45 per share in consideration of this agreement. Dr. Nassau's option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant.

     In July 1997, the Company entered into a consulting agreement with Ollin B. Sykes, a director nominee of the Company, pursuant to which Mr. Sykes may provide finance and business development services to the Company at fees mutually agreed upon by Mr. Sykes and the Company. Mr. Sykes is also entitled to be reimbursed for any expenses incurred in connection with his consulting services. The consulting agreement has an initial term of five years. Mr. Sykes has performed certain consulting services for the Company without charge and, consequently, the Company has paid no cash consulting fees to Mr. Sykes. In connection with the execution of this consulting agreement, the Company granted Mr. Sykes an option to purchase 17,040 shares of Common Stock at an exercise price of approximately $4.81 per share. When issued, Mr. Sykes' option was scheduled to vest in three equal, annual installments beginning on the first anniversary of the date of grant. In

September 1997 the Company made Mr. Sykes' option exercisable in full on December 31, 1997 if this offering is completed prior to that date. Mr. Sykes' option expires on the tenth anniversary of the date of grant. In September 1997, as additional consideration for his consulting services, the Company granted Mr. Sykes an option to purchase 23,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options.

     In September 1997, the Company issued Dr. Russ an option to purchase 5,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options. The option was issued in consideration of the sales, marketing and strategic consulting services that Dr. Russ has performed on behalf of the Company without compensation.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid during the Company's fiscal year ended December 31, 1996 to each individual who served as chief executive officer of the Company during that fiscal year. No executive officer of the Company received salary and bonus in excess of $100,000 in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                   ---------------------
                                                                       ANNUAL      SECURITIES UNDERLYING
                                                           FISCAL   COMPENSATION       OPTIONS/SARS
NAME AND PRINCIPAL POSITION                                 YEAR       SALARY         (NO. OF SHARES)
---------------------------                                ------   ------------   ---------------------
Jeff N. Hunter...........................................   1996      $26,833             51,120
  President and Chairman of the Board
Paula K. Berardinelli(1).................................   1996      $25,733             12,780
  Former President and former Chairman of the Board

---------------

(1) Dr. Berardinelli began a one-year unpaid leave of absence on May 1, 1997. Dr. Berardinelli served as President and Chairman of the Board of the Company from June 1995 to May 1996 and as Vice President of Sales and Marketing from June 1996 to April 1997. Dr. Berardinelli currently has a consulting agreement with the Company and is entitled to return to a position comparable to her prior position as Vice President of Sales and Marketing at the conclusion of her leave of absence. Dr. Berardinelli is the wife of Jeff N. Hunter, President and Chairman of the Board.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Jeff N. Hunter, President and Chairman of the Board, Mark W. Hahn, Chief Financial Officer, Treasurer and Secretary, Martin J. DeRoy, Vice President of Marketing, Thomas G. Coleman, Director of Technology, Renee McCullen, Director of Sales, and Earl R. Hines, Director of Manufacturing.

     Under the agreement with Mr. Hunter, which expires May 31, 2000, Mr. Hunter is entitled to receive a base salary of $110,000 per year and to participate in the Company's incentive compensation plan. If the Company terminates Mr. Hunter's employment without cause, Mr. Hunter is entitled to receive, for the remaining term of his employment agreement, annual compensation equal to the highest annual compensation (including all cash bonuses and other cash-based benefits) received by him during the immediately preceding three calendar years (the "Termination Consideration"), and the Company will take such action as may be required to vest any unvested benefits under any employee stock-based or benefit plan. If the Company experiences a change of control and Mr. Hunter voluntarily terminates his employment following a reduction in his responsibilities, pay or position, or if his employment is terminated following such change in control, the Company is obligated to pay Mr. Hunter a lump sum equal to approximately three times his Termination Consideration and to continue his benefits for a period of two years, and any unvested benefits under any employee benefit plan will immediately vest and become exercisable. Upon the termination of his employment with the Company, Mr. Hunter is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year.

     Mr. Hahn's employment agreement, which expires July 29, 2002, entitles Mr. Hahn to receive a base salary of $95,000 per year, which base salary shall increase to $122,000 per year upon the consummation of this offering, and to participate in the Company's incentive compensation plan. Mr. Hahn has rights substantially the same as those granted to Mr. Hunter in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Hahn is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year.

     By action of the Board of Directors, in the event of a change in control of the Company, all stock options granted pursuant to the 1996 Option Plan will immediately vest and become exercisable. As a result, the options granted to Mr. Hunter and Mr. Hahn under the 1996 Option Plan pursuant to their respective employment agreements or otherwise will vest and become immediately exercisable upon any change in control of the Company.

     The Company has adopted an annual incentive compensation plan (the "Annual Plan") whereby eligible employees are entitled to receive a cash bonus based on the Company's performance in 1998. Each eligible employee is assigned a target bonus equal to 20% to 70% of such employee's base salary. If the Company's net revenues and pre-tax income meet or exceed the Company's targeted performance level, each eligible employee will receive 100% of his or her target bonus. The Annual Plan provides for increasing cash bonuses if the Company's net revenues and pre-tax income exceed specified amounts. If pre-tax income is positive, but below the targeted level, the employee's target bonus shall be reduced on a linear basis. No bonuses will be earned or paid if the Company does not achieve positive pre-tax income.

OPTION GRANTS TO CERTAIN EXECUTIVE OFFICERS

     The following table sets forth for each of the persons named in the Summary Compensation Table certain information concerning stock options granted during the year ended December 31, 1996.

                                                    INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                  -----------------------------------------------------      VALUE AT ASSUMED
                                  NUMBER OF       PERCENT OF                              ANNUAL RATES OF STOCK
                                  SECURITIES     TOTAL OPTIONS                            PRICE APPRECIATION FOR
                                  UNDERLYING      GRANTED TO     EXERCISE                     OPTION TERM(3)
                                   OPTIONS       EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------
NAME                               GRANTED        FISCAL 1996      SHARE        DATE         5%          10%
----                              ----------     -------------   ---------   ----------   ---------   ----------
Jeff N. Hunter..................    51,120(1)         48%          $1.88      5/31/06       $60,374     $152,999
Paula K. Berardinelli...........    12,780(2)         12%          $1.88      5/31/06       $15,093     $ 38,250

---------------

(1) The option vests and becomes exercisable in three equal installments on each of the first three anniversaries of the date of grant (June 1, 1996) and expires to the extent not exercised on May 31, 2006.
(2) The option vested and became exercisable on April 30, 1997 and expires to the extent not exercised on May 31, 2006.
(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

     In July 1997, the Board of Directors granted the following options pursuant to the 1996 Option Plan: Jeff N. Hunter -- 51,120 shares; and Paula K. Berardinelli -- 12,780 shares each at an exercise price of approximately $4.81. When issued, Mr. Hunter's option was scheduled to vest and become exercisable in three equal, annual installments beginning on the first anniversary of the date of grant, but in September 1997, the

Company made Mr. Hunter's option exercisable in full on December 31, 1997 if this offering is completed prior to that date. Dr. Berardinelli's option vests and becomes exercisable upon the completion of this offering. These options expire on the tenth anniversary of the date of grant. See "-- Stock Option Plans -- 1996 Option Plan."

     In September 1997, subject to shareholder approval of the 1997 Omnibus Plan and the completion of this offering, the Board of Directors granted to Mr. Hunter an option to purchase 70,000 shares of Common Stock pursuant to the 1997 Omnibus Plan at an exercise price equal to the initial public offering price of the shares of Common Stock offered hereby. Fifteen percent of the option vests and becomes exercisable on the completion of this offering. The remaining 85% of the option vests in the event that the Company achieves certain specified sales, earnings or profit margin goals prior to December 31, 2001. The option expires on the tenth anniversary of the date of grant. See "-- Stock Option
Plans -- 1997 Omnibus Plan."

STOCK OPTION PLANS

  1996 Option Plan

     The 1996 Stock Option Plan of C3, Inc., as subsequently amended (the "1996 Option Plan"), was originally adopted by the Board of Directors and approved by the shareholders of the Company effective as of June 1, 1996. The 1996 Option Plan provides for the grant of options to purchase up to 777,450 shares of Common Stock, subject to adjustment upon the occurrence of certain events affecting the Company's capitalization, to the Company's key employees, officers, directors and independent contractors. The Company currently has no plans to award additional options under the 1996 Option Plan.

     The 1996 Option Plan is administered by the Board of Directors, which determines, subject to the provisions of the 1996 Option Plan, to whom and at what time options may be granted, the per share exercise price, the duration of each option, the number of shares subject to each option, the rate and manner of exercise and the timing and form of payment. The Board of Directors has determined that, in the event of a change in control of the Company, all stock options granted pursuant to the 1996 Option Plan will immediately vest and become exercisable.

     Under the 1996 Option Plan, no option granted to an optionee who was an employee of the Company at the time of grant may be exercised unless the optionee (i) is, at the time of exercise, an employee of the Company and has been an employee continuously since the date the option was granted or (ii) was, within 90 days prior to the date of exercise, an employee of the Company and, prior to the optionee's termination as an employee, had been an employee continuously since the date the option was granted. The employment relationship of an employee is treated as continuing intact for any period that the optionee is on military or sick leave or other bona fide leave of absence, provided that the period of such leave does not exceed 90 days, or, if longer, as long as the optionee's right to reemployment is guaranteed either by statute or by contract. The employment relationship of an optionee shall also be treated as continuing intact while the optionee is not in active service because of "disability" as defined in the 1996 Option Plan. If the employment of an optionee is terminated because of a "disability" or death, the option may be exercised to the extent exercisable on the date of the optionee's termination of employment (the "Termination Date") for a period ending on the earlier of (i) the first anniversary of the optionee's Termination Date or (ii) the expiration of the option period. The Board of Directors may, in its discretion, accelerate the date for exercising all or any part of an option which was not otherwise exercisable on the Termination Date. In the event of the optionee's death, the option will be exercisable by those person or persons who acquired the right to exercise the option by will or by the laws of intestate succession.

     Options granted to a non-employee director of the Company may be exercised only if the optionee (i) is, at the time of exercise, a director of the Company and has been a director continuously since the date the option was granted or
(ii) was, within 90 days prior to the date of exercise, a director of the Company and, prior to the optionee's termination as a director, had been a director continuously since the date the option was granted. If membership on the Board of Directors is terminated because of death, the option may be exercised to the extent exercisable on the date of the optionee's death for a period ending on the earlier of (i) the first anniversary of the optionee's death or (ii) the expiration of the option period. In the event of the optionee's death, the option will be exercisable by such person or persons as shall have acquired the right to exercise the option by will or by the laws of intestate succession.

     At September 29, 1997, the Company had granted pursuant to the 1996 Option Plan options to purchase 348,681 shares of Common Stock to employees (including certain officers, see "-- Option Grants to Certain Executive Officers" and "Principal Shareholders"), options to purchase 117,150 shares of Common Stock to non-employee consultants and options to purchase 195,960 shares of Common Stock to non-employee directors and director nominees (see "-- Compensation of Directors" and "Principal Stockholders"). All of such options remain outstanding. The exercise prices of options granted under the 1996 Option Plan range from approximately $1.88 to approximately $7.63 per share, with a weighted average of $3.95 per share. At September 29, 1997, none of these options has been exercised. In addition, the Company has issued options (the "Consultant Options") to purchase an additional 37,275 shares of Common Stock to certain independent consultants in connection with the provision of services to the Company. All of these options are currently exercisable at an exercise price of approximately $1.88 and expire between May 25, 2001 and June 6, 2001.

  1997 Omnibus Plan

     In September 1997, the Board of Directors adopted the 1997 Omnibus Stock Plan of C3, Inc. (the "1997 Omnibus Plan") and recommended its approval to the Company's shareholders. The 1997 Omnibus Plan is subject to approval by the shareholders of the Company, which approval must occur, if at all, within 12 months of the adoption of the plan by the Board of Directors. Awards granted prior to shareholder approval are conditioned upon and shall be effective only upon approval of the 1997 Omnibus Plan by the shareholders of the Company on or before such date.

     The 1997 Omnibus Plan authorizes the Company to grant stock options, stock appreciation rights and restricted awards (collectively, "awards") to selected employees, independent contractors and directors of the Company and related corporations in order to promote a closer identification of their interests with those of the Company and its shareholders. Initially, a maximum of 477,979 shares of Common Stock may be delivered pursuant to awards granted under the 1997 Omnibus Plan, and the Board of Directors has reserved that number of shares for this purpose. The maximum number of shares of Common Stock for which awards may be granted under the 1997 Omnibus Plan may be increased from time to time to a number of shares equal to (i) 20% of the shares of Common Stock outstanding as of that time less (ii) the number of shares of Common Stock subject to outstanding options under the 1996 Option Plan. The number of shares reserved for issuance under the 1997 Omnibus Plan may also be adjusted upon certain events affecting the Company's capitalization.

     The 1997 Omnibus Plan is presently administered by the Board of Directors, but upon appointment of the Compensation Committee the Board of Directors intends to authorize that committee to administer the 1997 Omnibus Plan. The Compensation Committee will have authority to take any action with respect to the plan and to determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of Common Stock subject to an award, and the terms, conditions, restrictions and limitations of an award. The Compensation Committee may delegate to the Company's chief executive officer the authority to grant awards. The 1997 Omnibus Plan may be amended or terminated at any time by the Board of Directors, subject to the following: (i) no amendment or termination may adversely affect the rights of an award recipient with respect to an outstanding award without the recipient's consent; and (ii) shareholder approval is required of any amendment that would increase the number of shares issuable under the 1997 Omnibus Plan (except to the extent of adjustments, as discussed above), or materially change the requirements for eligibility, unless such approval is not required under applicable law or rules.

     Stock appreciation rights ("SARs") may be granted with respect to all or a portion of the shares of Common Stock subject to a related option or may be granted separately. Upon exercise of an SAR, a participant is entitled to receive from the Company consideration equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the SAR price (subject to certain plan limitations).

The consideration may be paid in cash, shares of Common Stock (valued at fair market value on the date of the SAR exercise), or a combination of cash and shares of Common Stock.

     Restricted awards may also be granted as the Compensation Committee may determine. A restricted award may consist of a restricted stock award or a restricted unit, or both. Restricted awards are payable in cash or whole shares of Common Stock (including restricted stock), or partly in cash and partly in whole shares of Common Stock, in the discretion of the Compensation Committee.

     The 1997 Omnibus Plan also provides that, upon a change of control of the Company (as defined in the 1997 Omnibus Plan), all options and SARs outstanding as of the date of the change of control shall become fully exercisable, any restrictions applicable to any restricted awards shall be deemed to have expired, and restricted awards shall become fully vested and payable to the fullest extent of the original award. In the event of a merger, share exchange, or other business combination affecting the Company in which the Board of Directors or the surviving or acquiring corporation takes actions which, in the opinion of the Compensation Committee, are equitable or appropriate to protect the rights and interest of participants under the plan, the Compensation Committee may determine that any or all awards shall not vest or become exercisable on an accelerated basis.

     At September 29, 1997, the Board of Directors had granted, subject to shareholder approval of the 1997 Omnibus Plan and the completion of this offering, options to purchase 196,000 shares of Common Stock to employees (including certain officers, see "-- Option Grants to Certain Executive Officers"), options to purchase 26,000 shares of Common Stock to non-employee consultants and options to purchase 88,000 shares of Common Stock to non-employee directors (see "-- Compensation of Directors"). All these options remain outstanding. The exercise price of these options will be equal to the initial public offering price of the shares of Common Stock offered hereby.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of Common Stock as of September 29, 1997, and as adjusted to reflect the sale of shares of Common Stock offered hereby, by (i) each person known by the Company to own beneficially five percent or more of the Company's outstanding shares of Common Stock; (ii) each director and director nominee of the Company; (iii) the executive officers named in the Summary Compensation Table; and (iv) all current directors, director nominees and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of the date of this table are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

                                                                         PERCENTAGE OF
                                                          COMMON STOCK    CLASS PRIOR    PERCENTAGE OF
                                                          BENEFICIALLY        TO          CLASS AFTER
NAME(1)                                                      OWNED         OFFERING        OFFERING
-------                                                   ------------   -------------   -------------
C. Eric Hunter(2).......................................   1,054,627         26.8%           17.8%
General Electric Pension Trust(3).......................     578,512         14.7%            9.7%
Jeff N. Hunter(4).......................................     197,940          5.0%            3.3%
Paula K. Berardinelli(5)................................     195,960          4.9%            3.3%
Ollin B. Sykes(6).......................................      81,412          2.1%            1.4%
Kurt Nassau(7)..........................................      12,407           *               *
Howard Rubin(8).........................................       8,680           *               *
Frederick A. Russ(9)....................................       7,180           *               *
Kurt Leutzinger(10).....................................         750           *               *
Directors, Director Nominees and Executive Officers as a
  Group (9 persons)(11).................................     524,984         12.6%            8.5%

---------------

   * Indicates less than one percent
 (1) Unless otherwise indicated, the address of each person is 3800 Gateway Boulevard, Suite 310 Morrisville, NC 27560.
 (2) Includes 23,430 shares of Common Stock held jointly by Mr. Hunter and his wife, Jocelyn Hunter. Mr. Hunter has shared voting and investment power over such shares. Mr. Hunter, one of the founders of the Company, was one of the founders of Cree and was formerly the President and Chief Executive Officer of Cree. Mr. Hunter's mailing address is 3104 Hillsborough Street, Box 189, Raleigh, North Carolina 27607.
 (3) Includes 750 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan. The address of General Electric Pension Trust is 3003 Summer Street, Stamford, Connecticut 06904.
 (4) Includes (i) 170,400 shares of Common Stock held jointly by Mr. Hunter and his wife, Paula K. Berardinelli, over which Mr. Hunter has shared voting and investment power and (ii) 27,540 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Management -- Stock Option Plans." Does not include 25,560 shares of Common Stock issuable to Dr. Berardinelli upon exercise of options granted under the 1996 Option Plan. Mr. Hunter disclaims beneficial ownership of such shares.
 (5) Includes (i) 170,400 shares of Common Stock held jointly by Dr. Berardinelli and her husband, Jeff N. Hunter, over which Dr. Berardinelli has shared voting and investment power and (ii) 25,560 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan. See "Management -- Stock Option Plans -- 1996 Option Plan." Does not include 27,540 shares of Common Stock issuable upon exercise of options granted to Mr. Hunter under the 1996 Option Plan and 1997 Omnibus Plan. Dr. Berardinelli disclaims beneficial ownership of such shares.

 (6) Includes (i) 14,910 shares of Common Stock held by the Sykes & Co., P.A. Profit Sharing Plan & Trust and (ii) 4,200 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan. See "Management -- Compensation of Directors" and "-- Stock Option
     Plans -- 1997 Omnibus Plan."
 (7) Includes (i) 3,727 shares of Common Stock held jointly by Dr. Nassau and his wife, Julia Nassau, over which Dr. Nassau has shared voting and investment power and (ii) 8,680 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Management -- Compensation of Directors" and "-- Stock Option Plans."
 (8) Includes 8,680 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See
     "Management -- Compensation of Directors" and "-- Stock Option Plans."
 (9) Includes 7,180 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See
     "Management -- Compensation of Directors" and "-- Stock Option Plans."
(10) Includes 750 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan. See "Management -- Compensation of Directors" and "-- Stock Option Plans -- 1997 Omnibus Plan."
(11) Includes (i) 174,127 shares of Common Stock over which certain directors, director nominees and executive officers have shared voting and investment power and (ii) 229,980 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Management -- Compensation of Directors" and "-- Stock Option Plans."

                              CERTAIN TRANSACTIONS

PRIVATE PLACEMENT TRANSACTIONS

     Since the incorporation of the Company in June 1995, the Company has issued, in private placement transactions, shares of stock as follows (in each case, before giving effect to the 2.13-for-1 stock split): 250,000 shares of Common Stock at $4.00 per share in cash; 105,000 shares of Series A Preferred Stock at $5.75 per share in cash; and 682,500 shares of Series B Preferred Stock at $7.35 per share in cash. Each outstanding share of Common Stock will be split into 2.13 shares of Common Stock immediately prior to the consummation of this offering, and the outstanding shares of Series A Preferred Stock and Series B Preferred Stock will automatically be converted into an aggregate of 1,677,375 shares of Common Stock upon the consummation of this offering. The holders of shares of Series B Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock -- Registration Rights." The following table sets forth the number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock purchased by the Company's directors, executive officers and five percent shareholders and their respective affiliates and the number of shares of Common Stock issuable, giving effect to the stock split and the conversion of the Series A Preferred Stock and Series B Preferred Stock:

                                                                                  COMMON
                                                     SERIES A     SERIES B      STOCK AFTER
                                         COMMON      PREFERRED    PREFERRED      SPLIT AND
INVESTOR                                STOCK(1)     STOCK(1)     STOCK(1)     CONVERSION(1)
--------                                ---------    ---------    ---------    -------------
General Electric Pension Trust(2).....       --           --       271,250        577,762
Ollin B. Sykes(3).....................   10,000           --        26,250         77,212
F. Neal Hunter(4).....................   26,000        7,000            --         70,290
Thomas G. Coleman(5)..................   10,000        5,250         5,250         43,665
C. Eric Hunter(6).....................    7,500        3,500         1,750         27,157
William J. Sykes, Jr.(7)..............       --                      8,750         18,637
Mark Harrill(8).......................    5,000           --         1,750         14,377
Monica R. Hunter(9)...................    5,000           --            --         10,650
Robert Angel(10)......................    2,500           --            --          5,325
Annabel C. Harrill(11)................    2,500           --            --          5,325
Kurt Nassau(12).......................       --           --         1,750          3,727

See footnotes on following page.

---------------

 (1) Each share of outstanding Common Stock was split into 2.13 shares of Common Stock in September 1997 and each share of outstanding Series A Preferred Stock and Series B Preferred Stock will be automatically converted into
     2.13 shares of Common Stock contemporaneously with the consummation of this offering. Only the last column gives effect to these transactions.
 (2) David B. Stewart, who is a director nominee of the Company, is an investment manager at General Electric Investment Company which is the investment advisor to GEPT.
 (3) Includes 7,000 shares of Series B Preferred Stock owned by Sykes & Company, P.A. Profit Sharing Plan and Trust of which Mr. Sykes is sole trustee.
 (4) Mr. Hunter is the President, CEO and a director of Cree and the brother of Jeff N. Hunter, who is President and Chairman of the Board of the Company, and C. Eric Hunter, who is the beneficial owner of 17.8% of the Company's Common Stock, giving effect to this offering.
 (5) Mr. Coleman is the Director of Technology of the Company.
 (6) Includes 7,500 shares of Common Stock and 3,500 shares of Series A Preferred Stock owned jointly by Mr. Hunter and his wife, Jocelyn Hunter. Mr. Hunter is the brother of Jeff N. Hunter.
 (7) Includes 8,750 shares of Series B Preferred Stock owned jointly by Mr. Sykes and his wife, Joyce M. Sykes. Mr. Sykes is the brother of Ollin B. Sykes, a director nominee of the Company.
 (8) Includes (i) 5,000 shares of Common Stock owned jointly by Mr. Harrill and his wife, Melissa W. Harrill and (ii) 1,750 shares of Series B Preferred Stock owned by Foscoe Realty and Development Corporation, Inc., of which Mr. Harrill is the sole shareholder. Mr. Harrill is the step-brother of Jeff N. Hunter and C. Eric Hunter.
 (9) Dr. Hunter was, at the time of purchase, a sister-in-law of Jeff N. Hunter and C. Eric Hunter.
(10) Mr. Angel is the brother-in-law of Jeff N. Hunter and C. Eric Hunter.
(11) Includes 2,500 shares of Common Stock owned jointly by Mrs. Harrill and her husband, James Edward Harrill. Mrs. Harrill is the mother of Jeff N. Hunter and C. Eric Hunter.
(12) Includes 1,750 shares of Series B Preferred Stock owned jointly by Dr. Nassau, who is a director, and his wife, Julia Nassau.

TRANSACTIONS WITH CREE

     The Company is heavily dependent on Cree and Cree's technology. See "Business -- Dependence on Cree and Cree Technology." Jeff N. Hunter, one of the founders of the Company, President and Chairman of the Board, and C. Eric Hunter, one of the founders of the Company and the beneficial owner of 17.8% of the Common Stock outstanding after this offering, are the brothers of F. Neal Hunter, the Chief Executive Officer of Cree. C. Eric Hunter was one of the founders of Cree and was the President and Chief Executive Officer of Cree prior to the time of any transactions between the Company and Cree. In May 1995, Mr. Hunter entered into a consulting and noncompetition agreement with Cree effective from July 1995 through July 1998 under which Cree is entitled to request Mr. Hunter to provide consulting services. Mr. Hunter has agreed that during the term of the agreement, he will not, among other activities, provide services to, or have certain interests or positions in, businesses engaged in the production of SiC substrates, the distribution of SiC substrates not produced or purchased from Cree, or research and development in SiC substrates. Cree and certain of its officers and directors will own approximately 3.9% of the Common Stock outstanding after this offering. GEPT, which is the beneficial owner of 9.7% of the Common Stock after giving effect to the automatic conversion of the 1997 Series B Preferred Stock and this offering, currently is also the beneficial owner of approximately 10.4% of the outstanding common stock of Cree.

  Exclusive Supply Agreement

     On June 6, 1997, the Company and Cree entered into the Exclusive Supply Agreement. See "Business -- Dependence on Cree and Cree Technology" for a more detailed description of the terms of the Exclusive Supply Agreement. Under the provisions of the Exclusive Supply Agreement, the Company has agreed to purchase from Cree at least 50%, by dollar volume, of the Company's requirements for SiC crystals for the production of gemstones in each calendar quarter. Cree is obligated to supply this amount of materials to the Company, and Cree has agreed not to sell SiC crystals to anyone other than the Company for gemstone use.

The price for SiC crystals is equal to Cree's loaded manufacturing cost plus a margin, which margin may increase if the price of crystals falls below a specified amount.

     Under the Exclusive Supply Agreement, Cree may elect to have the Company purchase the additional growth systems that will be required to meet the Company's anticipated demand for SiC crystals or Cree may fund the costs of these systems on its own and recoup its costs by incorporating the costs of the systems into the cost of the SiC crystals purchased by the Company. If Cree elects to have the Company purchase the additional crystal growth systems, such systems must remain at Cree's facilities and ownership of such systems will transfer to Cree when the Company has fully depreciated their cost.

     The Exclusive Supply Agreement also prohibits the Company from entering into certain types of arrangements with certain specified parties. See "Description of Capital Stock -- Certain Anti-Takeover Provisions." The Exclusive Supply Agreement has an initial term of ten years, which may be extended for an additional ten years by either party if the Company orders in any 36-month period SiC crystals with an aggregate purchase price in excess of $1 million. The Company expects to meet this threshold and extend the term of the Agreement.

  Development Agreement

     The Company is concentrating all of its development efforts with Cree under the Development Agreement. For a full description of the Development Agreement, see "Business -- Dependence on Cree and Cree Technology." If Cree is successful in meeting the development milestones set forth in the Development Agreement, the Company will be obligated to pay Cree approximately $12 million over the five year term of the Development Agreement. In addition, if Cree meets certain development milestones by January 1, 1998, the Company will pay Cree a $200,000 bonus.

  Other Cree Transactions

     In June 1995, the Company granted to Cree the right to purchase one percent of the outstanding Common Stock of the Company for an aggregate consideration of $500. The Company retained the right to waive the consideration and issue the stock at any time during the option period. In January 1997, the Company issued 24,601 shares of Common Stock to Cree in satisfaction of these obligations. See
Note 5 of Notes to Financial Statements.

     In January 1996, the Company and Cree entered into a letter agreement under which the Company agreed to assist Cree in prosecuting its patent application for a particular process of producing colorless SiC crystals, and Cree granted the Company an irrevocable nonexclusive royalty-free license to use that process in connection with the manufacture, use and sale of lab-created moissanite gemstones. Under this agreement, the Company is obligated to reimburse Cree for all legal expenses incurred by Cree in preparing, filing, prosecuting and maintaining any patents issued in connection with that process for producing colorless SiC crystals.

     Under a February 1996 letter agreement, the Company has agreed to purchase all of its requirements for the semiconductor chip component of its moissanite/diamond test instrument from Cree, and Cree granted the Company the exclusive right to purchase such chips for use in gemstone analysis and verification equipment. The Company is obligated to purchase all of its requirements for such chips from Cree at prices that may not exceed Cree's then current list price for such chips and to pay Cree a royalty of 2 1/2% of net sales of all test instruments incorporating the Cree chip. The letter agreement has a term of twenty years.

     In February 1997, the Company subleased approximately 3,000 square feet of mixed use space from Real Color Displays, Inc., a wholly owned subsidiary of Cree. The lease agreement had an initial term ending in January 1998 and provided for annual lease payments of $24,000 and a one-time payment of $6,000 for leasehold improvements. The Company intends to terminate this arrangement in October 1997.

OTHER TRANSACTIONS

     In connection with the formation of the Company on June 28, 1995, the Company issued 1,465,440 shares of Common Stock to C. Eric Hunter, a founder of the Company and brother of Jeff N. Hunter, for an aggregate consideration of $50,000. On June 28, 1995, the Company also issued to Jeff N. Hunter, a founder of the Company, President and Chairman of the Board and Paula K. Berardinelli, a founder of the Company, former President and Chairman of the Board and wife of Jeff N. Hunter, as joint tenants with rights of survivorship, 170,400 shares of Common Stock in consideration of services to be performed by them as officers of the Company. See Note 3 of Notes to Financial Statements.

     In connection with the financing of the Company during its start-up phase, the Company borrowed funds and issued promissory notes to certain founders to evidence such borrowings. In November 1995, the Company issued a note in the principal amount of $10,000 to C. Eric Hunter. In January 1996, the Company issued a note in the principal amount of $3,000 to Jeff N. Hunter and Paula K. Berardinelli. In February 1996, the Company issued a promissory note in the principal amount of $50,000 to C. Eric Hunter. All of these notes, which were unsecured and bore interest at the rate of seven percent per annum, have been paid in full. See Note 8 of Notes to Financial Statements.

     In August 1996, the Company entered into a consulting agreement with Thomas
G. Coleman, now the Director of Technology and an executive officer of the Company, pursuant to which Mr. Coleman provided consulting services related to the dicing of SiC crystals into lab-created moissanite gemstones for fees to be mutually agreed upon plus expenses. The consulting agreement was terminated in March 1997 when Mr. Coleman became an employee of the Company. During the term of the agreement, the Company did not make any payments to Mr. Coleman. As additional consideration for the consulting services to be performed by Mr. Coleman, the Company granted Mr. Coleman an option to purchase 31,950 shares of Common Stock at an exercise price of aproximately $2.70. Mr. Coleman's option was originally scheduled to vest and become exercisable in three equal installments on each of the first three anniversaries of the date of grant. The Company subsequently made these options exercisable in full upon the consummation of this offering. Mr. Coleman's options expire on the tenth anniversary of the date of grant.

     In May 1997, the Company entered into a consulting agreement with Paula K. Berardinelli pursuant to which Dr. Berardinelli may provide marketing, sales, management, organizational and other services to the Company for fees to be mutually agreed upon plus expenses. From June 1996 to May 1997, Dr. Berardinelli served as Vice President of Sales and Marketing of the Company, and the consulting agreement was entered into in connection with Dr. Berardinelli commencing a one-year unpaid leave of absence. If Dr. Berardinelli elects to return to the Company, she will be entitled to a position comparable to her prior position as Vice President of Sales and Marketing. To date, the Company has not requested that Dr. Berardinelli perform consulting services under the agreement and, consequently, has paid no fees to Dr. Berardinelli. Dr. Berardinelli is the wife of Jeff N. Hunter, the President and Chairman of the Board of the Company.

     In September 1997, the Company entered into a consulting agreement with C. Eric Hunter pursuant to which Mr. Hunter will assist the Company in filing, prosecuting and maintaining certain patents relating to the Company's technology. The Company is obligated to pay Mr. Hunter a monthly consulting fee of $1,800, and the first such payment is due in November 1997. The consulting agreement has an initial term of two years.

     The Company has entered into employment agreements with certain of its executive officers and consulting agreements with certain of its directors and director nominees. The Company has also granted options to purchase Common Stock under the 1996 Option Plan and 1997 Omnibus Plan to certain executive officers, directors and director nominees. See "Management -- Employment Agreements,"
"-- Director Compensation" and "-- Stock Option Plans."

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"), of which 5,938,476 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have cumulative voting rights in the election of directors. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in the assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights to subscribe for any additional securities of any class which the Company may issue, nor any conversion, redemption or sinking fund rights. The rights and privileges of holders of Common Stock are subject to the preferences of any shares of Preferred Stock that the Company may issue in the future.

NEW PREFERRED STOCK

     The Company may issue shares of Preferred Stock in one or more series as may be determined by the Company's Board of Directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such series without any further vote or action by the shareholders. Any Preferred Stock so issued by the Board of Directors may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of Preferred Stock or the existence of the unissued Preferred Stock may tend to discourage or render more difficult a merger or other change in control of the Company. See "Risk Factors -- Anti-Takeover and Certain Other Provisions."

SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

     At September 29, 1997, the Company has issued and outstanding 105,000 shares of Series A Preferred Stock and 682,500 shares of Series B Preferred Stock. The Company intends to amend its articles of incorporation prior to the completion of this offering to provide that contemporaneously with the effective date of this offering, the outstanding shares of Series A Preferred Stock and Series B Preferred Stock will be converted automatically into an aggregate of 1,677,375 shares of Common Stock pursuant to their terms, and thereafter no shares of the Series A Preferred Stock or the Series B Preferred Stock will be outstanding. No dividends have been or will be declared or paid on the Series A Preferred Stock or Series B Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

  Articles of Incorporation and Bylaws

     A number of provisions of the Company's articles of incorporation and bylaws deal with matters of corporate governance and the rights of shareholders. Certain of these provisions may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the Board of Directors (including takeovers that certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. The Company believes that these provisions are appropriate to protect the interests of the Company and all of its shareholders.

     Certain Business Combinations. The Company's articles of incorporation require that any business combination, as defined in the articles, to be entered into by the Company with a person or entity beneficially owning 10% or more of the Company's outstanding voting shares (an "Interested Shareholder") be approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares, including a majority of the outstanding voting shares held by persons other than such Interested Shareholder and its affiliates, or, alternatively, by two-thirds of certain members of the Board of Directors not affiliated with such Interested Shareholder, unless all of the holders of the Common Stock receive in the business combination an amount of consideration per share equal to or greater than the highest price paid by the Interested Shareholder in acquiring any of its holdings of Common Stock and the transaction meets certain other minimum price requirements. The business combinations that are subject to these provisions include a merger or share exchange with an Interested Shareholder, sales to an Interested Shareholder of assets of the Company having a value of $5.0 million or more and the issuances or transfers to an Interested Shareholder by the Company or any of its subsidiaries of equity securities of the Company or such subsidiary having a value of $5.0 million or more. These provisions will make a takeover of the Company more difficult and may have the effect of diminishing the possibility of certain types of "front-end loaded" acquisitions of the Company or other unsolicited attempts to acquire the Company.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Company's bylaws provide that a special meeting of shareholders may be called only by the Board of Directors and certain designated officers of the Company. Special meetings may not be called by the shareholders. The Company's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or under the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors be in writing, contain certain specified information and be received by the Secretary of the Company
(i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting or, in the case of a special meeting of shareholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. These provisions may preclude some shareholders from bringing matters before the shareholders at any annual or special meeting, including making nominations for directors.

     Amendment of Articles and Bylaws. Subject to the North Carolina Business Corporation Act, the Company's articles of incorporation may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Notwithstanding the foregoing, at a time that one or more Interested Shareholders exist, the amendment or repeal of certain provisions of the articles relating to the shares which the Company shall have authority to issue, the approval of certain business combinations as described above and certain other matters require the affirmative vote of the holders of two-thirds of the Company's voting securities, unless approved by two-thirds of the certain members of the Board of Directors not affiliated with the Interested Shareholder, other than securities held by an Interested Shareholder. The articles further provide that at a time that one or more Interested Shareholders exist, certain provisions of the bylaws relating to the size and composition of the Board of Directors and meetings of shareholders may be amended by the shareholders, only by the affirmative vote of the holders of two-thirds of the outstanding shares of voting securities, unless approved by two-thirds of the certain members of the Board of Directors not affiliated with the Interested Shareholder. Moreover, the articles provide that the Board of Directors may repeal, amend or adopt any bylaw adopted, amended or repealed by the shareholders. These provisions will make it more difficult for shareholders to amend the articles or bylaws.

  Exclusive Supply Agreement

     The terms of the Exclusive Supply Agreement prohibit the Company from entering into exclusive marketing or distribution agreements with DeBeers or its affiliates or the Central Selling Organization, which is the international diamond cartel, or any party whose primary business is the development, manufacture, marketing or sale of diamond gemstones or any non-gemstone and non-jewelry industry competitor of Cree (collectively, the "Prohibited Parties"). The agreement also prohibits the Company from entering into certain merger, acquisition, asset sale or similar transactions with a Prohibited Party. The Exclusive Supply Agreement may prevent the Company from entering into certain potentially profitable transactions with the Prohibited Parties and may limit the price that third parties might be willing to pay for some or all of the shares of the Company's Common Stock.

ANTI-TAKEOVER LEGISLATION

     Pursuant to the Company's articles of incorporation, the Company has elected not to be governed by the North Carolina Control Share Act, which restricts the right of certain shareholders who acquire specified amounts of Common Stock from voting those shares without certain approval by other shareholders of the Company, and the North Carolina Shareholder Protection Act, which imposes certain requirements for approval of transactions between the Company and a shareholder beneficially owning in excess of 20% of the Common Stock.

REGISTRATION RIGHTS

     The Company has entered into an agreement under which the current holders of Series B Preferred Stock (the "Investor Holders") are entitled to certain rights as described below with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the sale of up to 1,453,725 shares of Common Stock which will be issued upon the conversion of the Series B Preferred Stock (the "Registrable Securities"). Subject to certain exceptions, if the Company proposes to register the sale of any Common Stock for its own account or the account of others, the Investor Holders are entitled to notice of such registration and to include the Registrable Securities therein at the Company's expense. The Company has obtained waivers of the foregoing rights from the Investor Holders in connection with this offering. After March 18, 1998, Investor Holders owning at least 40% of the Registrable Securities may require the Company to file a registration statement at the Company's expense with respect to the Registrable Securities held by the Investor Holders, and the Company must use its diligent best efforts to effect such registration. The Investor Holders may not require the Company to file more than two registration statements pursuant to their demand registration rights. The foregoing registration rights are subject to certain conditions and limitations, including
(i) the right of the Company not to effect a requested registration during the 90 days following this offering, (ii) the right of the Company not to effect a requested registration during the 180 days following a request for such registration if the Board of Directors determines that such registration would be seriously detrimental to the Company and (iii) the right of the underwriters of an offering to limit the number of Registrable Securities in the offering, unless other holders of the Company's securities are permitted to include their securities in such offering. Certain of the Investor Holders are subject to additional limitations with respect to the exercise of registration rights under certain contractual provisions agreed to with the Representative in connection with this offering. See "Underwriting."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is First Union National Bank. Its address is 230 South Tryon Street, Charlotte, NC 28288-1179, and its telephone number at this location is 704-383-5406.

LISTING

     The Company has applied for inclusion of the Common Stock on the Nasdaq National Market under the symbol "CTHR."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering as a result of certain contractual and legal restrictions on resale as described below, sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have outstanding an aggregate of 5,938,476 shares of Common Stock, assuming no exercise of the Over-allotment Option and no exercise of outstanding options to purchase Common Stock. Of these shares, the 2,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act (except for any shares purchased by "affiliates," as that term is defined in Rule 144 under the Securities Act ("Affiliate")). Of the remaining shares of Common Stock, the Company believes that 1,927,393 shares (the "Affiliate Shares") will be held by Affiliates and 2,011,083 shares (the "Nonaffiliate Shares") will be held by nonaffiliates of the Company. All of such shares of Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 (including Rule 144(k)) or 701 promulgated under the Securities Act, which rules are summarized below or if another exemption from registration is available. Pursuant to the provisions of Rules 144 (including Rule 144(k)) and 701, the Company believes Restricted Shares will be available for sale in the public market during 1997 as follows:
(i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) 1,921,621 Nonaffiliate Shares will be eligible for sale 90 days after the effective date of this offering (the date on which these shares will be eligible for resale is assumed to be February 12, 1998); (iii) 1,927,393 Affiliate Shares will be eligible for sale upon expiration of lock-up agreements one year after the date of this Prospectus; and (iv) 89,462 Nonaffiliate Shares will become eligible for sale upon the expiration of their one-year holding periods between February 13, 1998 and March 7, 1998.

     Beginning 90 days after the completion of this offering, the holders of 1,453,725 shares of Common Stock issued upon the automatic conversion of the Series B Preferred Stock, or their transferees, will be entitled to cause the Company to register their shares for sale and participate in any future registration of securities effected by the Company. See "Description of Capital Stock -- Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 59,384 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written compensation agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

     All of the Common Shares held by the Company's officers, directors, director nominees and beneficial owners of more than five percent of the Company's Common Stock, aggregating 1,927,393 shares, are subject to lock-up agreements with the Underwriters and may not be sold or otherwise transferred until one year after the date of this Prospectus without the consent of Representative. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

     The Company intends to file registration statements under the Securities Act covering shares of Common Stock reserved for issuance under the 1996 Option Plan and the 1997 Omnibus Plan. Based on the number of options outstanding under the 1996 Omnibus Plan and the number of shares reserved for issuance under the 1997 Omnibus Plan, such registration statements would cover approximately 1,139,770 shares. See "Management -- Stock Option Plans." Such registration statements are expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. At September 29, 1997, options to purchase 971,791 shares of Common Stock were issued and outstanding under the 1996 Option Plan and 1997 Omnibus Plan. See "Management -- Director Compensation" and "-- Stock Option Plans."

                                  UNDERWRITING

     The Underwriters named below, acting through Paulson Investment Company, Inc., the Representative, have agreed, severally and not jointly, subject to the terms and conditions contained in the Underwriting Agreement, to purchase the Common Stock offered hereby in the amounts set forth below:

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Paulson Investment Company, Inc.............................

                                                              ---------
          Total.............................................  2,000,000
                                                              =========

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of the Common Stock offered hereby if any shares are purchased. The Company has been advised that the Underwriters propose to offer the Common Stock to the public initially at the offering price shown on the cover page of this Prospectus and to selected dealers, including Underwriters, at that price less a concession to be determined by the Representative. After the initial public offering of the Common Stock, the public offering price and other offering terms may be changed.

     The Company has granted the Underwriters the Over-allotment Option, exercisable by the Representative during the 45-day period after the date of this Prospectus, to purchase up to 300,000 additional shares on the same terms as the Common Stock being purchased by the Underwriters from the Company. The Representative may exercise this option only to cover over-allotments in the sale of the Common Stock.

     The Underwriters will purchase the Common Stock (including the shares subject to the Over- allotment Option) offered hereby at a discount equal to
       % of the public offering price, or $          per share. The
Representative will also receive at the Closing a non-accountable expense allowance equal to 1% of the aggregate initial public offering price of the Common Stock sold in this offering of which $35,000 has already been paid. In the event the offering is not consummated, any non-accountable portion of the advanced payment will be returned to the Company.

     The Company has agreed to issue the Representative's Warrants to the Representative. The Representative's Warrants will allow the Representative to purchase up to 200,000 shares of Common Stock. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this
Prospectus, at a price of $          per share (120% of the initial public
offering price of the shares) and are nontransferable for one year after the date of this Prospectus except (i) to any of the Underwriters or to individuals who are either an officer or a partner of an Underwriter or (ii) by will or the laws of descent and distribution. The holders of the Representative's Warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profits realized on the sale of the Common Stock issuable on exercise of the Representative's Warrants may be deemed to be additional underwriting compensation.

     The sale of the shares issuable upon exercise of the Representative's Warrants could dilute the interests of the other holders of Common Stock, and the existence of the Representative's Warrants may make the raising of additional capital by the Company more difficult. At any time at which exercise of the Representative's Warrants might be expected, it is likely that the Company could raise additional capital on terms more favorable than the terms of the Representative's Warrants.

     All officers, directors, director nominees and five percent shareholders of the Company, who own an aggregate of 1,927,393 shares of Common Stock, have agreed not to sell any Common Stock of the Company owned by such person, pursuant to Rule 144 under the Securities Act or otherwise, and the Company has agreed not to sell any Common Stock (other than shares issuable upon the exercise of options under the 1996

Option Plan or the 1997 Omnibus Plan), without the prior written consent of the Representative, for a period of one year after the date of this Prospectus.

     In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute in certain events to any liabilities incurred by the Underwriters in connection with the sale of the Common Stock.

     At the request of the Company, the Underwriters have reserved approximately 100,000 of the shares of Common Stock offered by the Company hereby for sale at the initial public offering price to directors, director nominees, officers, employees and certain individuals associated with the Company, its directors, its director nominees, its officers or its employees. The number of shares of Common Stock available to the public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     The Representative has advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representative to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representative in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representative has advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Prior to the offering, there has been no public market for the Common Stock. The price to the public for the Common Stock will be determined through negotiations between the Company and the Representative and will be based on, among other things, the Company's financial condition, the prospects of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in business similar to those of the Company.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Womble Carlyle Sandridge & Rice, PLLC, Research Triangle Park, North Carolina. One of the members of Womble Carlyle Sandridge & Rice, PLLC holds 10,650 shares of Common Stock, which were purchased from the Company in May 1996 in a private placement transaction. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Grover T. Wickersham, P.C., Palo Alto, California.

                                    EXPERTS

     The financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996, the seven-month period ended December 31, 1995, and the period from June 28, 1995 (date of inception) to December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") (which term shall encompass all amendments, exhibits and schedules thereto) under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Registration Statement can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the Registration Statement.

     The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                    C3, INC.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................  F-2
Balance Sheets as of December 31, 1995 and 1996, and June
  30, 1997..................................................  F-3
Statements of Operations for the seven-month period ended
  December 31, 1995, the year ended December 31, 1996, the
  period from June 28, 1995 (date of inception) to December
  31, 1996, and for the six months ended June 30, 1996 and
  1997......................................................  F-4
Statements of Shareholders' Equity for the seven-month
  period ended December 31, 1995, the year ended December
  31, 1996, and for the six months ended June 30, 1997......  F-5
Statements of Cash Flows for the seven-month period ended
  December 31, 1995, the year ended December 31, 1996, the
  period from June 28, 1995 (date of inception) to December
  31, 1996, and for the six months ended June 30, 1996 and
  1997......................................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of C3, Inc.
Research Triangle Park, North Carolina

We have audited the accompanying balance sheets of C3, Inc. (a development stage company) as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity, and cash flows for the seven-month period ended December 31, 1995, the year ended December 31, 1996, and the period from June 28, 1995 (date of inception) to December 31, 1996.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996 and the results of its operations, and cash flows for the seven-month period ended December 31, 1995, the year ended December 31, 1996, and the period from June 28, 1995 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Raleigh, North Carolina
March 11, 1997, except for Note 9, as to which the date is September 25, 1997

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS

                                                                                     PROFORMA
                                                                       JUNE 30,      JUNE 30,
                                                1995        1996         1997          1997
                                              --------   ----------   -----------   -----------
                                                                      (UNAUDITED)   (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and equivalents......................  $  9,109   $1,167,458   $ 5,538,099   $ 5,538,099
  Prepaid and other assets..................     9,346        7,000
                                              --------   ----------   -----------   -----------
          Total current assets..............    18,455    1,174,458     5,538,099     5,538,099
EQUIPMENT, net of accumulated depreciation
  of $542 and $2,352 at December 31, 1995
  and 1996, respectively....................     5,560       14,081        53,955        53,955
PATENT AND LICENSE RIGHTS, net of
  accumulated amortization of $256 and
  $2,064 at December 31, 1995 and 1996,
  respectively..............................     8,898       37,595        69,866        69,866
                                              --------   ----------   -----------   -----------
          TOTAL ASSETS......................  $ 32,913   $1,226,134   $ 5,661,920   $ 5,661,920
                                              ========   ==========   ===========   ===========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable (Note 8)....................  $ 10,100   $            $             $
  Accounts payable..........................                 12,855       109,874       109,874
                                              --------   ----------   -----------   -----------
          Total current liabilities.........    10,100       12,855       109,874       109,874
                                              --------   ----------   -----------   -----------
COMMITMENTS (Note 7)
SHAREHOLDERS' EQUITY
  (Notes 3, 4, 5 and 9):
  1996 Series A preferred stock, no par
     value; 105,000 shares authorized,
     issued and outstanding at December 31,
     1996 and June 30, 1997 (unaudited);
     none authorized or issued and
     outstanding on a pro forma basis at
     June 30, 1997 (unaudited)..............                593,271       593,271
  1997 Series B preferred stock, no par
     value; 682,500 shares authorized,
     issued and outstanding at June 30, 1997
     (unaudited); none authorized or issued
     and outstanding on a pro forma basis at
     June 30, 1997 (unaudited)..............                            4,981,376
  Common stock, no par value; 10 million
     shares authorized; 1,704,000 shares,
     2,236,500 shares, 2,261,101 shares and
     3,938,476 shares issued and outstanding
     at December 31, 1995 and 1996, June 30,
     1997 (unaudited) and June 30, 1997 on a
     pro forma basis (unaudited),
     respectively...........................    50,000    1,029,803     1,095,803     6,670,450
  Deficit accumulated during the development
     stage..................................   (27,187)    (409,795)   (1,118,404)   (1,118,404)
                                              --------   ----------   -----------   -----------
          Total shareholders' equity........    22,813    1,213,279     5,552,046     5,552,046
                                              --------   ----------   -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY....................................  $ 32,913   $1,226,134   $ 5,661,920   $ 5,661,920
                                              ========   ==========   ===========   ===========

                       See notes to financial statements.

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS

                                                                     CUMULATIVE
                                    SEVEN-MONTH                    FOR THE PERIOD       SIX MONTHS ENDED
                                    PERIOD ENDED    YEAR ENDED    JUNE 28, 1995 TO          JUNE 30,
                                    DECEMBER 31,   DECEMBER 31,     DECEMBER 31,     ----------------------
                                        1995           1996             1996            1996        1997
                                    ------------   ------------   ----------------   ----------   ---------
                                                                                     (UNAUDITED)  (UNAUDITED)
OPERATING EXPENSES:
  Marketing and sales.............   $   10,313     $   47,019       $   57,332      $    8,017   $  46,611
  General and administrative......       10,024        131,097          141,121          48,069     316,154
  Research and development........        6,052        236,047          242,099          68,115     452,571
  Depreciation and amortization...          798          3,618            4,416           1,306       6,649
                                     ----------     ----------       ----------      ----------   ---------
OPERATING LOSS....................       27,187        417,781          444,968         125,507     821,985
INTEREST INCOME, net..............                     (35,173)         (35,173)         (1,231)   (113,376)
                                     ----------     ----------       ----------      ----------   ---------
NET LOSS..........................   $   27,187     $  382,608       $  409,795      $  124,276   $ 708,609
                                     ==========     ==========       ==========      ==========   =========
Pro forma net loss per share (Note
  2)..............................   $     0.01     $     0.14       $     0.14      $     0.05   $    0.17
                                     ==========     ==========       ==========      ==========   =========
Pro forma weighted average common
  shares and equivalent common
  shares outstanding (Note 2).....    2,204,062      2,652,250        2,898,212       2,381,562   4,199,978
                                     ==========     ==========       ==========      ==========   =========

                       See notes to financial statements.

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                1996                    1997
                              SERIES A                SERIES A                                     DEFICIT
                          PREFERRED STOCK         PREFERRED STOCK            COMMON STOCK        ACCUMULATED
                        --------------------   ----------------------   ----------------------   DURING THE        TOTAL
                        NUMBER OF              NUMBER OF                NUMBER OF                DEVELOPMENT   SHAREHOLDERS'
                         SHARES      AMOUNT     SHARES       AMOUNT      SHARES       AMOUNT        STAGE         EQUITY
                        ---------   --------   ---------   ----------   ---------   ----------   -----------   -------------
BALANCE, JUNE 28, 1995
  (date of
  inception) --
  Issuance of common
    stock to founders
    for cash and
    consideration of
    services to be
    provided..........              $                      $            1,704,000   $   50,000   $              $   50,000
         Net loss.....                                                                               (27,187)      (27,187)
                         -------    --------    -------    ----------   ---------   ----------   -----------    ----------
BALANCE, DECEMBER 31,
  1995................                                                  1,704,000       50,000       (27,187)       22,813
  Issuance of common
    stock, net of
    offering costs of
    $20,197...........                                                   532,500       979,803                     979,803
  Issuance of 1996
    Series A preferred
    stock, net of
    offering costs of
    $10,479...........   105,000     593,271                                                                       593,271
         Net loss.....                                                                              (382,608)     (382,608)
                         -------    --------    -------    ----------   ---------   ----------   -----------    ----------
BALANCE, DECEMBER 31,
  1996................   105,000     593,271                            2,236,500    1,029,803      (409,795)    1,213,279
  Exercise of stock
    option and
    recognition of
    compensation
    expense...........                                                    24,601        66,000                      66,000
  Issuance of 1997
    Series B preferred
    stock, net of
    offering costs of
    $34,999...........                          682,500     4,981,376                                            4,981,376
         Net loss.....                                                                              (708,609)     (708,609)
                         -------    --------    -------    ----------   ---------   ----------   -----------    ----------
BALANCE, JUNE 30, 1997
  (UNAUDITED).........   105,000    $593,271    682,500    $4,981,376   2,261,101   $1,095,803   $(1,118,404)   $5,552,046
                         =======    ========    =======    ==========   =========   ==========   ===========    ==========

                       See notes to financial statements.

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS

                                                                  CUMULATIVE
                                 SEVEN-MONTH                    FOR THE PERIOD       SIX MONTHS ENDED
                                 PERIOD ENDED    YEAR ENDED    JUNE 28, 1995 TO          JUNE 30,
                                 DECEMBER 31,   DECEMBER 31,     DECEMBER 31,     ----------------------
                                     1995           1996             1996           1996         1997
                                 ------------   ------------   ----------------   ---------   ----------
                                                                                       (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.....................    $(27,187)     $ (382,608)      $ (409,795)     $(124,276)  $ (708,609)
  Adjustments:
     Depreciation and
       amortization............         798           3,618            4,416          1,306        6,648
     Compensation expense
       related to stock option
       exercise................                                                                   66,000
     Changes in assets and
       liabilities:
       Prepaid and other
          assets...............      (9,346)          2,346           (7,000)         9,446        7,000
       Accounts payable........                      12,855           12,855           (100)      97,019
                                   --------      ----------       ----------      ---------   ----------
          Net cash used in
            operating
            activities.........     (35,735)       (363,789)        (399,524)      (113,624)    (531,942)
                                   --------      ----------       ----------      ---------   ----------
INVESTING ACTIVITIES:
  Purchase of equipment........      (6,102)        (10,331)         (16,433)        (1,286)     (44,842)
  Patent costs.................      (9,154)        (30,505)         (39,659)       (18,365)     (33,951)
                                   --------      ----------       ----------      ---------   ----------
          Net cash used in
            investing
            activities.........     (15,256)        (40,836)         (56,092)       (19,651)     (78,793)
                                   --------      ----------       ----------      ---------   ----------
FINANCING ACTIVITIES:
  Proceeds from notes
     payable...................      10,100          53,000           63,100
  Repayment of notes payable...                     (63,100)         (63,100)       (10,000)
  Proceeds from common stock
     offerings, net of costs...      50,000         979,803        1,029,803      1,000,002
  Proceeds from preferred stock
     offerings, net of costs...                     593,271          593,271                   4,981,376
                                   --------      ----------       ----------      ---------   ----------
          Net cash provided by
            financing
            activities.........      60,100       1,562,974        1,623,074        990,002    4,981,376
                                   --------      ----------       ----------      ---------   ----------
INCREASE IN CASH AND
  EQUIVALENTS..................       9,109       1,158,349        1,167,458        856,727    4,370,641
CASH AND EQUIVALENTS, BEGINNING
  OF PERIOD....................                       9,109                           9,109    1,167,458
                                   --------      ----------       ----------      ---------   ----------
CASH AND EQUIVALENTS, END OF
  PERIOD.......................    $  9,109      $1,167,458       $1,167,458      $ 865,836   $5,538,099
                                   ========      ==========       ==========      =========   ==========

                       See notes to financial statements.

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS
  SEVEN-MONTH PERIOD ENDED DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996
     AND PERIOD FROM JUNE 28, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1996
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     C3, Inc. ("C3" or the "Company"), was incorporated in North Carolina on June 28, 1995, and is engaged in the development and commercialization of silicon carbide ("moissanite") as a gemstone material. In addition to the development of synthetic moissanite gemstones (hereinafter referred to as "moissanite" or "moissanite gemstones"), the Company is working to develop a test instrument for manufacture and sale which will be able to distinguish moissanite gemstones from diamond.

     C3 is a development stage company which has devoted substantially all of its efforts to research and product development and has not yet generated any revenues, nor is there any assurance of future revenues. The ability of the Company to successfully develop, manufacture and market its proprietary products is dependent upon many factors. Further, during the period required to develop these products, the Company may require additional funds which may not be available to it. Accordingly, there can be no assurance of the Company's future success.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Equivalents -- The Company considers all money market accounts, debt instruments purchased with an original maturity of three months or less, and other highly liquid investments to be cash equivalents. At December 31, 1996 and June 30, 1997, cash equivalents consisted of money market accounts and U.S. Treasury bills.

     Equipment -- Equipment consists primarily of computer hardware and research and development equipment. Equipment is recorded at cost and depreciated on the straight-line method based on estimated useful lives of five to six years.

     Patents and License Rights -- The Company capitalizes costs associated with obtaining patents issued or pending for inventions and license rights related to the manufacture of moissanite gemstones and moissanite gemstone test instruments. Such costs are amortized over seventeen years.

     Income Taxes -- From the date of inception (June 28, 1995) to December 31, 1995, the Company was treated as a C Corporation for federal and state income tax purposes. Effective January 1, 1996, the Company elected to change its tax status from a C Corporation to an S Corporation. On September 4, 1996, in connection with the closing of the 1996 Series A preferred stock offering, the Company's number of shareholders exceeded the maximum 35 shareholder limitation for S Corporations and, as a result, the Company's S Corporation status was automatically terminated. Losses of the Company for the period January 1, 1996 through September 4, 1996 (totaling $259,533) are included in the personal income tax returns of the common shareholders as of that date. The tax effect of losses for the period September 5, 1996 to December 31, 1996 (totaling $123,075) and the seven-month period ending December 31, 1995 are recorded under the provisions of Statement of Financial Accounting Standards No. 109 ("FAS 109"), Accounting for Income Taxes.

     Research and Development -- All research and development costs are expensed when incurred.

     Stock Compensation -- The Company's stock option plan is accounted for in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock Based Compensation.

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Pro Forma Net Loss Per Share -- Pro forma net loss per share applicable to common shareholders is computed using the weighted average number of shares of common stock outstanding which gives effect to a 2.13-for-1 stock split effected in September 1997 (see Note 9 of Notes to Financial Statements) and the conversion of all outstanding shares of the Company's 1996 Series A and 1997 Series B preferred stock into common stock. Common and common equivalent shares from stock options issued by the Company at prices below the initial public offering price during the twelve-month period prior to the initial public offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method) even if anti-dilutive.

     Interim Financial Information -- Interim financial information as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 is unaudited. In the opinion of management, this interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The operating results for any interim period are not necessarily indicative of the results that may be expected for any future periods.

     Unaudited Pro Forma Balance Sheet at June 30, 1997 -- The Company's pro forma balance sheet as of June 30, 1997 gives effect to a 2.13-for-1 stock split effected in September 1997 and the automatic conversion of all outstanding 1996 Series A preferred stock and 1997 Series B preferred stock into an aggregate of 1,677,375 shares of common stock upon consummation of the Company's initial public offering.

     Newly Issued Accounting Pronouncement -- In February 1997, Statement of Financial Accounting Standards No. 128, Earnings Per Share, was issued. This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the current standards for computing EPS, and makes them comparable to international EPS standards. This Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. This Statement requires restatement of all prior period EPS data presented. The implementation of this Statement will not have a material impact on the Company's financial statements.

3.  COMMON STOCK

     On June 28, 1995, the Company issued 1,465,440 shares of common stock, no par value, to a founder for an initial capital contribution of $50,000 and issued 238,560 shares to other founders for consideration of future services to be provided to the Company. On April 2, 1996 the Company declared an eight-for-one common stock split. The effect of this stock split is reflected as if it had occurred at the beginning of the earliest period presented.

     In May 1996, the Company issued 532,500 shares of common stock with net proceeds of approximately $979,800 (net of offering costs of $20,197).

4.  PREFERRED STOCK

     The Company has authorized 5 million shares of preferred stock, no par value. The preferred stock may be issued from time to time in one or more series.

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

     1996 Series A Preferred Stock -- The Board has designated 105,000 shares of its preferred stock as 1996 Series A preferred stock. In September 1996, the Company issued 105,000 shares of Series A preferred stock with net proceeds of approximately $593,000 (net of offering costs of $10,479).

     1997 Series B Preferred Stock -- The Company has authorized 682,500 shares of its preferred stock as 1997 Series B preferred stock. On January 3, 1997, the Company offered a maximum of 195 units ("Units"), each consisting of 3,500 shares of its 1997 Series B preferred stock, no par value per share ("Preferred Stock"), at a price of $25,725 per Unit or $7.35 per share. The preferred stock may be purchased only by investors meeting the suitability standards prescribed by the Company. Effective March 7, 1997, the Company completed the offering of 682,500 shares of its 1997 Series B preferred stock with net proceeds of approximately $5 million.

     Liquidation -- After payment of the Company's debts and obligations, any remaining assets are distributed to shareholders as follow: (i) $4.00 per share together with any accrued and unpaid dividends to holders of 1997 Series B preferred stock, (ii) $3.00 per share together with any accrued dividends to holders of 1996 Series A preferred stock, and (iii) any remaining assets are then distributed to all shareholders equally based on their relative percentage of total shares outstanding.

     Voting -- Holders of 1996 Series A preferred stock and 1997 Series B preferred stock are not entitled to vote, except as otherwise required by the North Carolina Business Corporation Act (the "NCBCA"). The NCBCA generally provides voting rights to any shares of stock, otherwise nonvoting, in connection with amendments to the articles of incorporation affecting certain rights of the shares.

     Conversion/Redemption -- Holders of 1996 Series A preferred stock and 1997 Series B preferred stock have the right, at their option at any time after the earlier of (i) July 31, 1998 (Series A) or January 1, 1997 (Series B) or (ii) the closing of the sale of common stock in an offering registered under the Securities Act of 1933 with net proceeds to the Company and/or any selling shareholders of $8 million or more, to convert any or all of their shares of preferred stock into shares of common stock at the conversion ratio of one share of common stock for each share of preferred stock. The conversion ratio is subject to adjustment upon the occurrence of certain events to protect against dilution. Each share of 1996 Series A preferred stock and 1997 Series B preferred stock will be automatically converted into common stock upon and at the effective time of any merger of the Company with any other entity, any share exchange of the common stock effected with any other entity or any sale of all or substantially all the assets of the Company.

     The Company is not bound by any mandatory redemption, sinking fund or other similar provisions with respect to the 1996 Series A preferred stock or the 1997 Series B preferred stock. At any time at which the 1996 Series A preferred stock or the 1997 Series B preferred stock is convertible into common stock, the Company may redeem the 1996 Series A preferred stock or the 1997 Series B preferred stock, at the Company's sole discretion, in whole but not in part, upon not less than 30 days prior written notice at the cash price of $5.75 per share (Series A) or $7.35 per share (Series B) plus any accrued and unpaid dividends. After notice of redemption has been given but before the date stated for redemption, holders of 1996 Series A preferred stock or the 1997 Series B preferred stock would be able to convert the shares into common stock.

     Dividends -- The Company does not anticipate the payment of dividends on its common or preferred stock in the near future and intends to retain any earnings indefinitely. If dividends are declared and paid on the common stock, the Company's bylaws require that dividends are to be declared and paid to holders of 1996 Series A and 1997 Series B preferred stock. Each share of 1996 Series A and 1997 Series B preferred stock shall be entitled to receive the same dividends that would have been payable upon such share if that share of preferred stock had been converted into common stock immediately prior to the declaration of such dividend on the common stock.

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

5.  STOCK OPTION PLAN

     The Company has adopted the 1996 Incentive Stock Option Plan ("Stock Plan") under which options to acquire 255,600 common shares, reduced by the number of options granted outside the Stock Plan, may be granted to key employees, directors and independent consultants. Under the Stock Plan, both incentive and nonqualified options may be granted under terms and conditions established by the board of directors. The exercise price for incentive options will be the fair market value of the related common stock on the date the option is granted. Options granted under the Stock Plan generally vest equally over a three-year period and have terms of 10 years.

     During 1996 options to acquire 200,220 shares of common stock were granted under the Stock Plan with exercise prices ranging from $1.88-$2.70 per share (weighted average exercise price of $2.37 per share). At December 31, 1996 all of these options were outstanding and none were exercisable. Additionally, during 1996 the Company granted options to acquire 37,275 shares of common stock to certain consultants. These options are immediately exercisable, have a term of 5 years and an exercise price of $1.88 per share.

     During 1995, the Company issued Cree Research, Inc. ("Cree"), a related company (see Note 7), an option to acquire 1% of the outstanding shares of common stock on the date of exercise at an exercise price of $500 at any time through July 1, 1997. However, the Company retained the right to waive the $500 option fee and issue the stock at any time during the option period. The Company issued 24,601 shares of common stock to Cree pursuant to this right on January 2, 1997. The Company has recorded compensation expense of approximately $66,000 in 1997 related to this transaction.

     All stock options are granted at fair market value of the common stock at the grant date. Had compensation cost for the Stock Plan been determined consistent with FAS 123, the Company's pro forma net loss for 1996 would have been $404,375. The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions: dividend yield of 0.0%; risk-free interest rate of 6.0%; and a weighted average expected option term of 1.8 years.

     During the six months ended June 30, 1997, options to acquire 140,154 shares of common stock were granted under the Stock Plan with exercise prices ranging from $3.45-$4.81 per share (weighted average exercise price of $3.82).

6.  INCOME TAXES

     At December 31, 1995 and 1996, the Company had deferred tax assets of $10,700 and $57,600, respectively, relating to federal net operating and state economic loss carryforwards. In accordance with FAS 109, a valuation allowance has been provided against these assets.

     A reconciliation between anticipated income taxes, computed at the statutory federal income tax rate applied to pretax accounting income, and the income taxes included in the statements of operations for the seven-month period ended December 31, 1995 and the year ended December 31, 1996 follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
Anticipated income tax benefit at the statutory federal
  rate......................................................    $(9,250)       $(40,600)
State income tax benefit, net of federal tax effect.........     (1,450)         (6,300)
Increase in valuation allowance.............................     10,700          46,900
                                                                -------        --------
Income tax (benefit) expense................................    $    --        $     --
                                                                =======        ========

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

     At December 31, 1996, the Company has operating and economic loss carryforwards of approximately $147,000, expiring through 2011, which can be offset against future federal and state taxable income.

7.  COMMITMENTS

     Operating Lease -- On February 4, 1997, the Company entered into a lease agreement for office space with Real Color Displays, Inc. ("RCD"), a related party. The agreement specifies rent of $2,000 per month and a one-time payment of $6,000 for leasehold improvements. The lease expires January 31, 1998 and may be renewed at the Company's option for two additional one-year terms, with annual rent increases of $750 per annum. Future minimum lease payments under this agreement for 1997 and 1998 are $24,000 and $2,000, respectively.

     Purchase Commitment -- In connection with an Exclusive Supply Agreement, the Company has committed to purchase a minimum of 50% (by dollar volume) of its requirements for SiC crystals from Cree, a related company. If the Company's orders require Cree to expand beyond specified production levels, the Company must commit to purchase certain minimum quantities. The Company is totally dependent on Cree to supply SiC crystals for its production process. If the Company is unable to obtain SiC crystals from Cree, its operations would be adversely affected.

     During 1995 and 1996, the Company made purchases from Cree of approximately $13,500 and $189,600, respectively, for SiC materials and research and development costs.

8.  RELATED PARTIES

     During 1995 and 1996, a significant shareholder of the Company loaned an aggregate of $60,000 to the Company for working capital needs. In addition, during 1996 an officer and director loaned the Company $3,000. Amounts outstanding on these loans at December 31, 1995 totaled $10,100 and were paid in full during 1996.

9.  COMMON STOCK SPLIT

     On September 25, 1997, the Company effected a 2.13-for-1 stock split of its common stock. All shares of common stock, common stock options and per share amounts included in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

10.  SUBSEQUENT EVENTS (UNAUDITED)

     On June 6, 1997, the Company entered into an Amended and Restated Exclusive Supply Agreement ("Amended Agreement") and a Development Agreement with Cree. The Amended Agreement has an initial term of ten years which may be extended for an additional ten years by either party if the Company orders in any 36-month period SiC crystals with an aggregate purchase price in excess of $1 million. The Company expects to meet this order threshold and to extend the term of the Amended Agreement. The Development Agreement provides for a five-year development effort by Cree to produce a fully repeatable process for producing SiC crystals meeting certain target specifications. If Cree is successful in meeting the development milestones set forth in the Development Agreement, the Company will be obligated to pay Cree approximately $12 million over the five-year term of the Development Agreement. In addition, if Cree meets certain development milestones by January 1, 1998, the Company will pay Cree a $200,000 bonus.

     Subsequent to June 30, 1997, the Company recognized deferred compensation expense of approximately $2.9 million related to stock options granted in July and August 1997. Upon consummation of the Company's initial public offering, the stock options granted to certain officers and directors will vest on December 31,

                                    C3, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 IS UNAUDITED)

1997. As a result, approximately $2.1 million of this deferred compensation expense will be recognized in the quarter ending December 31, 1997. The remaining deferred compensation expense, approximately $800,000, will be recognized over the three-year vesting period of the remaining options.

     The Company has entered into agreements with certain directors pursuant to which such directors provide consulting services to the Company. Consideration paid for services provided to the Company through June 30, 1997 was insignificant.

     Subsequent to December 31, 1996, the Board of Directors authorized, subject to shareholder approval, an increase in the number of shares for issuance under the Stock Plan to 777,450. During the period July 1, 1997 through August 20, 1997, options to acquire 321,417 shares of Common Stock were granted under the Stock Plan with exercise prices ranging from $4.81-$7.63 per share (weighted-average exercise price of $5.00). The Company currently has no plans to award additional options under the Stock Plan.

     In September 1997, the Board of Directors adopted the 1997 Omnibus Stock Plan of C3, Inc. (the "1997 Omnibus Plan") and recommended its approval to the Company's shareholders. The 1997 Omnibus Plan is subject to approval by the shareholders of the Company, which approval must occur, if at all, within 12 months of the adoption of the plan by the Board of Directors. Awards granted prior to shareholder approval are conditioned upon and shall be effective only upon approval of the 1997 Omnibus Plan by the shareholders of the Company on or before such date. The Company has granted options to acquire 310,000 shares of Common Stock under the 1997 Omnibus Plan at an exercise price equal to the initial public offering price of Common Stock offered.

     The 1997 Omnibus Plan authorizes the Company to grant stock options, stock appreciation rights and restricted awards (collectively, "awards") to selected employees, independent contractors and directors of the Company and related corporations in order to promote a closer identification of their interests with those of the Company and its shareholders. Initially, a maximum of 477,979 shares of common stock may be delivered pursuant to awards granted under the 1997 Omnibus Plan, and the Board of Directors has reserved that number of shares for this purpose. The maximum number of shares of Common Stock for which awards may be granted under the 1997 Omnibus Plan may be increased from time to time to a number of shares equal to (i) 20% of the shares of common stock outstanding as of that time less (ii) the number of shares of common stock subject to outstanding options under the Stock Plan. The number of shares reserved for issuance under the 1997 Omnibus Plan may also be adjusted upon certain events affecting the Company's capitalization.

                       DESCRIPTION OF INSIDE BACK COVER


        This graphic has a white background, and in the upper one-half has a photograph of one of the Company's loose lab-created moissanite gemstones held by jeweler's tweezers. In the middle of the graphic appears the Company's trademark stylized moissanite gemstones logo. The logo consists of a black box in which the word "MOISSANITE" appears in large silver capital letters, traversed by an orange arc ending with a burst of light rays at the bottom right corner of the box. The logo also includes the word "GEMSTONES" appearing underneath the box in capital letters approximately one-third of the size of the letters used in "MOISSANITE." At the bottom of the page appear the words "CREATED BY" in capital letters approximately two-thirds of the size of the letters used in"GEMSTONES" and the Company's stylized name logo. The name logo consists of a large capital C, similarly sized 3, with a geometric shape of a diamond to the right of, and intersecting, the numeral "3". In the logo, the word "Inc." appears to the right of the geometric diamond shape.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
Use of Proceeds.......................   12
Dividend Policy.......................   12
Dilution..............................   13
Capitalization........................   14
Selected Financial Data...............   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   19
Management............................   32
Principal Shareholders................   41
Certain Transactions..................   42
Description of Capital Stock..........   46
Shares Eligible for Future Sale.......   49
Underwriting..........................   51
Legal Matters.........................   52
Experts...............................   52
Additional Information................   53
Index to Financial Statements.........  F-1

                             ---------------------
  Until             , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

             ======================================================
             ======================================================

                                2,000,000 SHARES
                                     [LOGO]

                                    C3, INC.

                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                               PAULSON INVESTMENT
                                 COMPANY, INC.
                                           , 1997

             ======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses of issuance and distribution payable by the Registrant are estimated as follows:

Securities and Exchange Commission registration fee.........  $ 11,546
National Association of Securities Dealers, Inc. filing
  fee.......................................................     4,311
Nasdaq National Market Quotation Fee........................    50,000
Accounting fees and expenses................................    30,000
Legal fees and expenses.....................................   250,000
Printing and engraving......................................   100,000
Fees of Transfer Agent and Registrar........................     5,000
State Blue Sky registration fees and expenses (including
  counsel fees).............................................    10,000
Representative's Non-Accountable Expense Allowance..........   270,000
Directors and Officers Insurance Premium....................   150,000
Miscellaneous expenses......................................    19,143
                                                              --------
          Total.............................................  $900,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contains specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that
(i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense and it is determined as provided by statute that the director or officer meets a certain standard of conduct, but the corporation may not indemnify a director or officer if he is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

     The Registrant's bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of the Registrant and
(ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

     The Registrant's articles of incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

     In connection with this offering, the Registrant intends to obtain directors' and officers' liability insurance, under which any controlling person, director or officer of the Registrant will be insured or indemnified against certain liabilities which he may incur in his capacity as such.

     Under the underwriting agreement to be entered into by the Registrant, certain controlling persons, directors and officers of the Registrant may be entitled to indemnification by underwriters who participate in the distribution of securities covered by the Registration Statement against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     (a) The Registrant was incorporated on June 28, 1995 under the laws of the State of North Carolina. Except as set forth below, no securities of the Registrant have been sold by the Registrant without registration under the Securities Act. Amounts of Common Stock have been adjusted to reflect an 8-for-1 stock split, effected on April 2, 1996, and a 2.13-for-1 stock split effected on September 25, 1997.

     (b) On June 28, 1995, the Registrant issued 170,400 shares of Common Stock to Jeff N. Hunter, a founder, President and Chairman of the Board of the Company, and Paula K. Berardinelli, a founder of the Company, as joint tenants with rights of survivorship, in consideration of services to be performed by each of them on behalf of the Registrant in reliance on the exemption from registration provided by Section 4(2) and Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"). On June 28, 1995, the Registrant also issued 1,465,440 shares of Common Stock to C. Eric Hunter, a founder of the Company believed to qualify as an "accredited investor" as defined in Rule 501(a) under the Securities Act, for an aggregate consideration of $50,000 in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Also on June 28, 1995, the Registrant issued to Cree an option covering a number of shares equal to one percent of the Common Stock outstanding on the date of exercise in exchange for certain intellectual property rights. Cree had the right to exercise the option upon payment of an aggregate exercise price of $500 and the Registrant retained the right to waive the payment of the exercise consideration and issue the stock at any time during the option period. This option was issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act.

     (c) On June 30, 1995, the Registrant issued 68,160 shares of Common Stock to two individuals who were consultants to the Registrant in consideration of services to be performed by them on behalf of the Registrant. Such shares were issued in reliance on the exemption from registration provided by Section 4(2) and Rule 701 under the Securities Act.

     (d) Between May 2 and May 24, 1996, the Registrant issued an aggregate of 532,500 shares of Common Stock to certain individual investors in exchange for an aggregate consideration of $1 million in reliance on the exemption from registration provided by Rule 505 under the Securities Act.

     (e) Between May 25, 1996 and June 6, 1996, the Registrant issued options covering an aggregate of 37,275 shares of Common Stock to four individuals who were consultants to the Registrant for an aggregate consideration of $3 and in consideration of services performed or to be performed by them on behalf of the Registrant. Such options were issued in reliance on the exemption from registration provided by Section 4(2) and Rule 701 under the Securities Act.

     (f) Between June 1, 1996 and August 18, 1997, the Registrant issued options covering an aggregate of 640,491 shares of Common Stock to certain employees, directors and consultants of the Registrant pursuant to the 1996 Option Plan and in consideration of services rendered and to be rendered to the Registrant. The options have exercise prices between approximately $1.88 per share and approximately $7.62 per share with a weighted average exercise price of $2.37 per share. The Registrant granted the options in reliance on the exemption from registration provided by Section 4(2) and Rule 701 under the Securities Act.

     (g) Between August 5, 1996 and September 3, 1996, the Registrant issued an aggregate of 223,650 shares of 1996 Series A Preferred Stock to certain individual investors in exchange for an aggregate consideration of $603,750 in reliance on the exemption from registration provided by Rule 506 under the Securities Act.

     (h) On January 2, 1997, the Registrant issued 24,601 shares of Common Stock to Cree in accordance with the terms of an option previously issued to Cree. Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

     (i) Between January 9, 1997 and March 17, 1997, the Registrant issued an aggregate of 1,453,725 shares of 1997 Series B Preferred Stock to certain individual and institutional investors in exchange for an aggregate consideration of $5,016,375 in reliance on the exemption from registration provided by Rule 506 under the Securities Act.

     (j) In September 1997, the Registrant issued options covering 310,000 shares of Common Stock to certain employees, directors and consultants of the Registrant pursuant to the 1997 Omnibus Plan and in consideration of services rendered and to be rendered to the Registrant. The options have an exercise price equal to the initial public offering price of the shares of Common Stock being offered in this offering. The Registrant granted the options in reliance on the exemption from registration provided by Section 4(2) and Rule 701 under the Securities Act.

     (k) At or prior to the consummation of this offering, the Registrant will issue, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act, 1,677,375 shares of Common Stock upon the automatic conversion of outstanding shares of 1996 Series A Preferred Stock and 1997 Series B Preferred Stock.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The following exhibits listed in accordance with the number assigned to each in the exhibit table of Item 601 of Regulation S-K are included in Part II of this Registration Statement.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1         --  Form of Underwriting Agreement
 3.1       --  Amended and Restated Articles of Incorporation of C3, Inc.*
 3.2       --  Amended and Restated Bylaws of C3, Inc.*
 4.1       --  Specimen Certificate of Common Stock*
 4.2       --  Form of Representative's Warrant
 5         --  Opinion of Womble Carlyle Sandridge & Rice, PLLC*
10.1       --  Consulting Agreement, dated May 1, 1997, between Kurt Nassau and C3, Inc.
10.2       --  Letter Agreement, dated May 17, 1997, between Kurt Nassau and C3, Inc.
10.3       --  Letter Agreement, dated February 17, 1997, between Howard
               Rubin and C3, Inc.
10.4       --  Independent Contractor Agreement, dated May 1, 1997, between
               Paula K. Berardinelli and C3, Inc.
10.5       --  Independent Contractor Agreement, dated September 3, 1997, between C. Eric Hunter and C3, Inc.
10.6       --  Independent Contractor Agreement dated July 10, 1997 between
               Ollin B. Sykes and C3, Inc.
10.7       --  Employment Agreement, dated June 1, 1997, between Jeff N.
               Hunter and C3, Inc.
10.8       --  Employment Agreement, dated July 30, 1997, between Mark W.
               Hahn and C3, Inc.
10.9       --  Employment Agreement, dated September 15, 1997, between
               Martin J. DeRoy and C3, Inc.
10.10      --  Employment Agreement, dated March 1, 1997, between Thomas G.
               Coleman and C3, Inc.
10.11      --  Amended and Restated Exclusive Supply Agreement, dated June
               6, 1997, between Cree Research, Inc. and C3, Inc.**
10.12      --  Development Agreement, dated as of June 6, 1997, between
               Cree Research, Inc. and C3, Inc.**
10.13      --  Letter Agreement, dated July 14, 1997, between Cree
               Research, Inc. and C3, Inc.**
10.14      --  Letter Agreement, dated January 31, 1996, between Cree
               Research, Inc. and C3, Inc.**
10.15      --  1996 Stock Option Plan of C3, Inc.
10.16      --  1997 Omnibus Stock Plan of C3, Inc.
10.17      --  Restricted Stock Agreement, dated June 30, 1995, between
               Jeff N. Hunter and Paula K. Berardinelli and C3, Inc.

  EXHIBIT
  NUMBER                                                              DESCRIPTION
-----------             --------------------------------------------------------------------------------------------------------
      10.18         --  Shareholders Agreement, dated March 18, 1997, between General Electric Pension Trust, C. Eric Hunter and
                        C3, Inc.
      10.19         --  Registrations Rights Agreement, dated March 18, 1997, between General Electric Pension Trust and C3,
                        Inc.
      10.20         --  Agreement, dated September 24, 1997, between John M. Bachman, Inc. and C3, Inc.**
      10.21         --  Agreement, dated September 12, 1997, between QMD, Inc. and C3, Inc.**
      23.1          --  Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5)*
      23.2          --  Consent of Deloitte & Touche LLP
      23.3          --  Consent of Kurt Leutzinger
      23.4          --  Consent of David B. Stewart
      23.5          --  Consent of Ollin B. Sykes
      24            --  Power of Attorney (included on the signature page of this Registration Statement)
      27            --  Financial Data Schedule

---------------

 * To be filed by amendment.
** The registrant has requested that certain portions of this exhibit be given confidential treatment.

     (b) Financial Statement Schedules

     All schedules are omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     1. The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 30, 1997.

                                          C3, INC.

                                          By:      /s/ JEFF N. HUNTER
                                            ------------------------------------
                                                       Jeff N. Hunter
                                                         President

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Jeff N. Hunter and Mark W. Hahn, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capabilities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on September 30, 1997 in the capacities indicated.

                 /s/ JEFF N. HUNTER                                    /s/ FREDERICK A. RUSS
-----------------------------------------------------  -----------------------------------------------------
                   Jeff N. Hunter                                        Frederick A. Russ
               President and Director                                        Director
            (principal executive officer)

                   /s/ KURT NASSAU                                       /s/ MARK W. HAHN
-----------------------------------------------------  -----------------------------------------------------
                     Kurt Nassau                                           Mark W. Hahn
                      Director                                        Chief Financial Officer
                                                           (principal financial and accounting officer)

                  /s/ HOWARD RUBIN
-----------------------------------------------------
                    Howard Rubin
                      Director